Exhibit 10.1

OFFICE LEASE

BETWEEN

METROPOLITAN LIFE INSURANCE COMPANY (LANDLORD)

AND

XOOM CORPORATION (TENANT)

425 MARKET STREET

San Francisco, California

14.04	WAIVER OF STATUTORY REMEDIES	25

ARTICLE FIFTEEN - EMINENT DOMAIN		25
15.01	TAKING OF WHOLE OR SUBSTANTIAL PART	25
15.02	TAKING OF PART	26
15.03	COMPENSATION	26

ARTICLE SIXTEEN - INSURANCE		26
16.01	TENANT’S INSURANCE	26
16.02	FORM OF POLICIES	26
16.03	LANDLORD’S INSURANCE	26
16.04	WAIVER OF SUBROGATION	27
16.05	NOTICE OF CASUALTY	27

ARTICLE SEVENTEEN - WAIVER OF CLAIM; INDEMNITY		27
17.01	WAIVER OF CLAIMS	27
17.02	INDEMNITY BY TENANT	28
17.03	WAIVER OF CONSEQUENTIAL DAMAGES	28

ARTICLE EIGHTEEN - RULES AND REGULATIONS		28
18.01	RULES	28
18.02	ENFORCEMENT	28

ARTICLE NINETEEN - LANDLORD’S RESERVED RIGHTS		28

ARTICLE TWENTY - ESTOPPEL CERTIFICATE		29
20.01	IN GENERAL	29
20.02	ENFORCEMENT	29

ARTICLE TWENTY-ONE - INTENTIONALLY OMITTED		29

ARTICLE TWENTY-TWO - REAL ESTATE BROKERS		29

ARTICLE TWENTY-THREE - MORTGAGEE PROTECTION		29
23.01	SUBORDINATION AND ATTORNMENT	29
23.02	MORTGAGEE PROTECTION	30

ARTICLE TWENTY-FOUR - NOTICES		30

ARTICLE TWENTY-FIVE - OFAC		31

ARTICLE TWENTY-SIX - MISCELLANEOUS		31
26.01	LATE CHARGES	31
26.02	NO JURY TRIAL; VENUE; JURISDICTION	31
26.03	DEFAULT UNDER OTHER LEASE	32
26.04	OPTION	32
26.05	AUTHORITY	32
26.06	ENTIRE AGREEMENT	32
26.07	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE	32
26.08	EXCULPATION	32
26.09	ACCORD AND SATISFACTION	32
26.10	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING	32
26.11	BINDING EFFECT	32
26.12	CAPTIONS	32
26.13	TIME; APPLICABLE LAW; CONSTRUCTION	33
26.14	ABANDONMENT	33
26.15	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	33
26.16	SECURITY SYSTEM	33
26.17	NO LIGHT, AIR OR VIEW EASEMENTS	33
26.18	RECORDATION	33
26.19	SURVIVAL	33
26.20	EXHIBITS OR RIDERS	33
26.21	DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST	33

ARTICLE TWENTY-SEVEN - HAZARDOUS SUBSTANCES DISCLOSURE		34

OFFICE LEASE

ARTICLE ONE

BASIC LEASE PROVISIONS

1.01	BASIC LEASE PROVISIONS - In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	PROJECT AND ADDRESS:

425 Market Street

San Francisco, California 94105

(2)	LANDLORD AND ADDRESS:

Metropolitan Life Insurance Company,

a New York corporation

Notices to Landlord shall be addressed:

Metropolitan Life Insurance Company

c/o Cushman & Wakefield of California, Inc.

425 Market Street

San Francisco, California 94105

with copies to the following:

Metropolitan Life Insurance Company

425 Market Street, Suite 1050

San Francisco, CA 94105

Attention: Assistant Vice President

and

Metropolitan Life Insurance Company

425 Market Street, Suite 1050

San Francisco, CA 94105

Attention: Associate General Counsel

(3)	TENANT AND CURRENT ADDRESS:

(a)	Name: Xoom Corporation
(b)	State of incorporation: Delaware corporation
(c)	Tax Identification Number: 94-3401054

Tenant shall notify Landlord of any change in the foregoing.

Notices to Tenant shall be addressed:

Prior to Commencement Date:

Xoom Corporation

100 Bush Street, Suite 300

San Francisco, CA 94104

Attention: General Counsel

With a copy to:

Goodwin Procter LLP

Attn: Anthony McCusker, Esq.

135 Commonwealth Drive

Menlo Park, CA 94025-1105

On & After Commencement Date:

Xoom Corporation

425 Market Street, Suite 1200

San Francisco, CA 94105

Attention: General Counsel

With a copy to:

Goodwin Procter LLP

Attn: Anthony McCusker, Esq.

135 Commonwealth Drive

Menlo Park, CA 94025-1105

(4)	DATE OF LEASE: as of December 20, 2013

(5)	LEASE TERM: One Hundred Twenty (120) months commencing on the Commencement Date.

(6)	PROJECTED COMMENCEMENT DATE: The dates provided pursuant to Rider 2.

(7)	PROJECTED EXPIRATION DATE: One Hundred Twenty (120) months after the Commencement Date

(8)	MONTHLY BASE RENT:

Period from/to	Monthly	Annual Rental Rate
Month 1 – Month 12*	$229,740.33	$52.00
Month 13 – Month 24	$235,483.84	$53.30
Month 25 – Month 36	$241,370.94	$54.63
Month 37 – Month 48	$247,405.21	$56.00
Month 49 – Month 60	$253,590.34	$57.40
Month 61 – Month 72	$259,930.10	$58.83
Month 73 – Month 84	$266,428.35	$60.30
Month 85 – Month 96	$273,089.06	$61.81
Month 97 – Month 108	$279,916.29	$63.36
Month 109 – Month 120	$286,914.20	$64.94

*	Notwithstanding anything in the foregoing to the contrary, provided that a Default (as defined in Section 11.01 herein) by Tenant has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent due and payable for Month 1 and Month 2 of the Term, totaling not more than Four Hundred Fifty-Nine Thousand Four Hundred Eighty and 66/100 Dollars ($459,480.66) in the aggregate (collectively, “Abated Rent”); provided, further, that in the event of a Default by Tenant at any time during the Term, all previously Abated Rent shall be due and payable in full at that time; provided, however, if Tenant cures such default prior to any termination of the Lease by Landlord due to such Default pursuant to the terms hereof, then Tenant shall then be entitled to any remaining abatement of Abated Rent that was not previously received by Tenant pursuant to this Section.

(9)	RENTABLE AREA OF THE BUILDING: 945,394 rentable square feet

(10)	RENTABLE AREA OF THE PREMISES: 53,017 square feet, consisting of:

Floor 12 Premises: 26,859 square feet

Floor 13 Premises: 26,158 square feet

(11)	SECURITY: The cash and/or Letter of Credit in the amount of $3.890,948.73 (i.e., Nine (9) months of the Monthly Rent payable during the last year of the initial Term of this Lease for the Premises and the Must Take Space) (and any proceeds of the Letter of Credit drawn and held by Landlord) as provided in Article Five). The Letter of Credit is subject to reduction as provided in Article Five.

(12)	SUITE NUMBER OF PREMISES: 1200 and 1300

(13)	TENANT’S SHARE OF THE BUILDING: 5.608%, consisting of:

Floor 12 Premises: 2.841%

Floor 13 Premises: 2.767%

(14)	BASE YEARS:

Operating Expense Base Year: The calendar year 2015

Taxes Base Year: The City of San Francisco fiscal year beginning July 1, 2015 and ending June 30, 2016

(15)	BROKERS:

Landlord’s Broker:	Cushman & Wakefield of California, Inc.

Tenant’s Broker:	Evolution Real Estate Inc., d/b/a Faller Real Estate

1.02	ENUMERATION OF EXHIBITS & RIDER(S)

The Exhibits and Rider(s) set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A Plan of Premises

EXHIBIT B Work Letter Agreement

EXHIBIT B-1 Landlord Work

EXHIBIT C Rules and Regulations

EXHIBIT D Fair Market Rental Rate

EXHIBIT E Letter of Credit

EXHIBIT F Partial Schedule of Transactional Costs

EXHIBIT G Must-Take Space

RIDER 1 Commencement Date Agreement

RIDER 2 Additional Provisions

1.03	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

ADJUSTMENT YEAR: The applicable calendar year or any portion thereof after the Operating Expenses Base Year and Taxes Base Year for which a Rent Adjustment computation is being made.

AFFILIATE: Any corporation or other business entity which, as of the date hereof, is owned or controlled by, owns or controls, or is under common ownership or control with Tenant.

BUILDING: The building located at the Project, consisting of all four (4) condominium units, together with those easements appurtenant to the condominium units and those certain undivided interests in the Project Areas appurtenant to the Building as set forth in the Declaration. For purposes of this Lease, Project Areas means all Land and any portions of the Real Property located on the Land and not a part of Landlord’s or any other condominium units in the Project, and includes but is not limited to Common Areas as defined for purposes of this Lease. Project Areas on a given floor include but are not limited to columns, core stairwells, core restrooms, elevator shafts and elevators, service elevator lobby, and core rooms reserved for janitorial, electrical or mechanical purposes.

COMMENCEMENT DATE: The date specified in Section 1.01(6) as the Projected Commencement Date, unless changed by operation of Rider 2.

COMMON AREAS: All areas of the Building made available from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time; provided that no such change shall unreasonably interfere with access to the Premises and, does not unreasonably increase Tenant’s obligations under the terms of this Lease, including without limitation materially increasing Tenant’s obligations to pay Operating Expenses.

DECLARATION: The “Declaration of Covenants, Conditions and Restrictions of the Metropolitan Life Building Condominium Project, San Francisco, California” dated October 12, 1973 as recorded October 12, 1973 at Book B817, Page 164 in the Official Records of the City and County of San Francisco, California as amended by “First Amendment to Declaration of Covenants, Conditions and Restrictions” dated November 1, 1988 as recorded in the San Francisco, California Recorder’s Office May 9, 1989 as Document E362737 in Reel E866 Image 1302, as amended by “Second Amendment to Declaration of Covenants, Conditions and Restrictions” dated as of June 23, 2004, and recorded June 23, 2004, at Reel I665, Image 0613, Document Number 2004-H750191-00 in the Official Records of the Recorder of San Francisco County, as hereafter amended from time to time, together with the “Map of Condominium Plan of the Metropolitan Life Building a Condominium Project” consisting of 29 pages and recorded October 12, 1973 under Recorder’s Series No. W25240, San Francisco, California.

DECORATION: Tenant Alterations which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT RATE: Twelve percent (12%) per annum but in no event higher than the maximum rate permitted by Law.

DELIVERY DATE: The date for Landlord’s delivery to Tenant of possession of the Premises, if different from the Commencement Date, as provided in Rider 2.

ENVIRONMENTAL LAWS: All Laws governing the use, storage, disposal or generation of any Hazardous Material, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

EXPIRATION DATE: The date specified in Section 1.01(7) unless changed by operation of Article Two.

FLOOR 12 PREMISES: The portion of the Premises located on the twelfth (12th) floor of the Building.

FLOOR 13 PREMISES: The portion of the Premises located on the thirteenth (13th) floor of the Building.

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency.

HAZARDOUS MATERIAL: Such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective directors, officers, agents and employees.

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD WORK: The construction or installation of improvements to be furnished by Landlord, if any, specifically described in Rider 2 attached hereto.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASE YEAR: The twelve month period beginning on the first day of the first month following the Commencement Date (unless the Commencement Date is the first day of a calendar month in which case beginning on the Commencement Date), and each subsequent twelve month, or shorter, period until the Expiration Date.

LEED: The parties hereby acknowledge that as of the date of mutual execution and delivery of this Lease, the Building has been certified as a LEED Gold Building. The reasonable and customary cost of maintaining such Gold status shall be included in Operating Expenses subject to the limitations set forth below in the definition of “Operating Expenses”.

MUST TAKE SPACE: As defined in Section 3 of Rider 2.

MONTHLY BASE RENT: The monthly rent specified in Section 1.01(8).

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NATIONAL HOLIDAYS: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by the Landlord and the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES:

All costs, expenses and disbursements of every kind and nature incurred in connection with the ownership, management, operation, maintenance, replacement and repair of the Building, including all of its components and expenses due from Owners of units pursuant to the Declaration and including, except as expressly provided herein, the amortized portion of any capital expenditure or improvement, together with interest thereon and the costs of changing utility service providers.

Operating Expenses shall not include: (i) costs of alterations of the premises of tenants of the Building, (ii) interest and principal payments on loans (except for loans for capital expenditures or improvements which Landlord is allowed to include in Operating Expenses as provided above), (iii) ground rental payments, (iv) real estate brokerage and leasing commissions, (v) costs of Landlord reimbursed by insurance proceeds, (vii) expenses incurred in negotiating leases of other tenants in the Building or enforcing lease obligations of other tenants in the Building and (vi) Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses, (vii) Costs of capital improvements to the Building (except for amortized portion of capital improvements intended to reduce or control Operating Expenses or comply with applicable Laws, amortized in accordance with generally accepted real estate accounting principles, together with interest thereon) and Landlord may only include the appropriate annual amortized amount as an Operating Expense for a particular year; (viii) any capital expenditure for improvements or modifications to the Building or Project to the extent that the Building or Project was in violation of Law then in effect and applied to the Building and Project prior to execution of the Lease for failure to make such improvements or modifications prior to execution of the Lease; (ix) Landlord’s cost for marketing space in the Building (including broker’s commissions and finder’s fees) and Landlord’s costs (including, without limitation, reasonable attorneys’ fees) associated with the negotiation of any lease for space in the Building; (xi wages and benefits of employees who do not devote substantially all of their time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building and employees above the level of general manager of the Building; (xi) any item charged to Tenant elsewhere in this Lease; (xiii) land acquisition costs or payments under any ground or master lease; (xii) any cost expressly disallowed as an Operating Expense anywhere else in this Lease; (xiii) depreciation or amortization of all or any part of the improvements on the Building; (xiv) insurance deductibles in excess of commercially-reasonable amounts; (xv) costs, fines or penalties imposed on Landlord related to any violation of any Laws; (xvi) costs of tests, surveys, removal, clean-up, abatement or remediation of asbestos or Hazardous Materials in, on or about the Building to the extent Landlord was in violation of Law then in effect and applied to the Project prior to execution of the Lease for failure to remove, abate or remediate Hazardous Materials; (xvii) costs, fees and compensation (excluding, however, management fees) paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceed the charges for comparable services rendered by unaffiliated third parties of comparable stature and reputation; (xviii) repairs or replacements covered by warranties or guaranties, to the extent of the proceed actually received by Landlord, provided that Landlord has diligently attempted to obtain such proceeds; (xix) costs arising from Landlord’s charitable or political contributions; (xx) any bad debt loss, rent loss, or reserves for bad debts or rent loss; or (xxi) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building.

Operating Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years. By way of example, if Landlord prepays an item of Operating Expenses for a period which encompasses six months in 2015 and six months in 2016, such Operating Expense shall be prorated one-half to calendar year 2015 and one-half to calendar year 2016. By way of further example, if an item included in Operating Expenses was fully performed in calendar year 2014, but was not paid until calendar year 2015, such Operating Expense shall be allocated entirely to calendar year 2014.

OPERATING EXPENSES BASE YEAR: The calendar year designated in Section 1.01(14).

PREMISES: The space located in the Building at the Suite Number listed in Section 1.01(12) and depicted on Exhibit A attached hereto, excluding Project Areas on the floor(s) on which the Premises is located.

PROJECT or PROPERTY: The Project consists of the office building located at the address specified in Section 1.01(1), together with any and all areas, improvements, parking garage, sidewalks, landscaping and improvements, included as part of the condominium established pursuant to the Declaration, and the Land, any associated interests in real property, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing. The Project may also be referred to as the Property.

PROJECT AREAS: As defined under the definition of Building above.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses or Taxes. The Rent Adjustments shall be determined and paid as provided in Article Four.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable Adjustment Year. On or before the beginning of each Adjustment Year or with Landlord’s Statement (defined in Article Four), Landlord may estimate and notify Tenant in writing of its estimate of the excess, if any, of Operating Expenses over those for the Operating Expenses Base Year and of Taxes over those for the Taxes Base Year. Prior to the first determination by Landlord of the amount of Operating Expenses for the Operating Expenses Base Year and of Taxes for the Taxes Base Year, Landlord may estimate such amounts in the foregoing calculation. Landlord shall have the right no more than two (2) times during any Adjustment Year to provide a new or revised estimate of Operating Expenses and/or Taxes and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and of the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change.

RENTABLE AREA OF THE BUILDING: The amount of square footage set forth in Section 1.01(9) which represents the sum of the rentable area of all space intended for occupancy in the Building.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.01(10).

SECURITY: The cash and/or Letter of Credit, if any, specified in Section 1.01 as Security paid and/or delivered to Landlord as security for Tenant’s performance of its obligations under this Lease, and any proceeds of the Letter of Credit drawn and held by Landlord, all as more particularly provided in Article Five.

STANDARD OPERATING HOURS: Monday through Friday from 7:00 A.M. to 6:00 P.M., excluding National Holidays.

SUBSTANTIALLY COMPLETE OR SUBSTANTIAL L COMPLETION: The completion of the Landlord Work or Tenant Work, as the case may be, except for minor insubstantial details of construction, decoration or mechanical adjustments (also known as ‘punch list’ items) which remain to be done.

TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which shall be due and payable because of or in connection with the ownership, leasing, management, control or operation of the Building (including any personal property used in connection therewith), including all of its components and the taxes, assessments and charges with respect to the Project Areas, which may also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year on an accrual basis, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid during such year in connection with seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against the any part of the Building, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year (and the assessment shall be spread over the longest period in which same may be paid). Taxes shall not include any federal or state inheritance, general income, gift or estate taxes, excess profit taxes, taxes upon rents and other income, franchise taxes, or any other taxes computed upon the basis of the income of Landlord, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

TAXES BASE YEAR: As defined in Section 1.01(14).

TENANT ADDITIONS: Collectively, Landlord Work, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Real Property systems serving the Premises done or caused to be done by Tenant after the date hereof, whether prior to or after the Commencement Date (including Tenant Work, but excluding Landlord Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.01(b).

TENANT DELAY: Any event or occurrence which delays the Substantial Completion of the Landlord Work which is caused by or is described as follows:

(i) special work, changes, alterations or additions requested or made by Tenant in the design or finish in any part of the Premises after approval of the plans and specifications (as described in Rider 2);

(ii) Tenant’s delay in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise;

(iii) failure to approve and pay for such work as Landlord undertakes to complete at Tenant’s expense;

(iv) the performance or completion by Tenant or any person engaged by Tenant of any work in or about the Premises; or

(v) failure to perform or comply with any obligation or condition binding upon Tenant pursuant to Rider 2, including the failure to approve and pay for such Landlord Work or other items if and to the extent Rider 2 provides they are to be approved or paid by Tenant.

TENANT WORK: All work installed or furnished to the Premises by Tenant in connection with Tenant’s initial occupancy pursuant to Rider 2 and the Work Letter, if any.

TENANT’S SHARE: The percentage specified in Section 1.01(13) which represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building.

TERM: The term of this Lease which shall commence on the Commencement Date and expire on the Expiration Date.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

UNIT: That certain condominium unit (the “Unit”) consisting of space on floors four through fifteen inclusive of the Building located at the Project, together with those easements appurtenant to the condominium unit and that certain undivided interest in the Project Areas appurtenant to the Unit as set forth in the Declaration.

WORKLETTER: The agreement regarding the manner of completion of Landlord Work, if any, and Tenant Work, if any, set forth on Exhibit B hereto.

ARTICLE TWO

PREMISES, TERM AND FAILURE TO GIVE POSSESSION

2.01	LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease.

2.02	TERM

The Commencement Date shall be the date specified as the Projected Commencement Date, unless changed by operation of Rider 2.

2.03	FAILURE TO GIVE POSSESSION

(See Rider 2)

2.04	AREA OF PREMISES

Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Premises and the Rentable Area of the Building as set forth in Article One are controlling, and are not subject to revision after the date of this Lease.

2.05	CONDITION OF PREMISES

The Premises shall be delivered and leased in the condition provided in Rider 2.

ARTICLE THREE

RENT

Tenant agrees to pay to Landlord at the first office specified in Section 1.01(2), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever (except as may be otherwise provided in this Lease), Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article Four, during the Term. Subject to Section 1.01(8), Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord concurrently with execution of this Lease. Monthly Base Rent shall be prorated for partial months within the Term. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE FOUR

RENT ADJUSTMENTS AND PAYMENTS

4.01	RENT ADJUSTMENTS

Tenant shall pay to Landlord Rent Adjustments with respect to each Adjustment Year as follows:

(i) The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable Adjustment Year in excess of Operating Expenses for the Operating Expenses Base Year, monthly during the Term with the payment of Monthly Base Rent; and

(ii) The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable Adjustment Year in excess of Taxes for the Taxes Base Year, monthly during the Term with the payment of Monthly Base Rent;

(iii) Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.02. Rent Adjustments due from Tenant to Landlord for any Adjustment Year shall be Tenant’s Share of Operating Expenses for such year in excess of Operating Expenses for the Operating Expenses Base Year, and Tenant’s Share of Taxes for such year in excess of Taxes for the Taxes Base Year.

4.02	STATEMENT OF LANDLORD

As soon as feasible after the expiration of the Operating Expenses Base Year and the Taxes Base Year, and each Adjustment Year thereafter (provided however, Landlord shall use commercially reasonable efforts to furnish the statement of actual Expenses on or before June 1 of the calendar year immediately following the calendar year to which the statement applies) Landlord will furnish Tenant a statement (“Landlord’s Statement”) showing the following:

(i) Operating Expenses and Taxes for the Operating Expenses Base Year and Taxes Base Year, and thereafter for the last Adjustment Year;

(ii) The amount of Rent Adjustments due Landlord for the last Adjustment Year, less credit for Rent Adjustment Deposits paid, if any; and

(iii) Any change in the Rent Adjustment Deposit due monthly in the current Adjustment Year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within thirty (30) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant if the Term has already expired provided Tenant is not in default hereunder. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or refund to Tenant by reason of this Section 4.02. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable Adjustment Year. During the last complete calendar year or during any partial calendar year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of the Lease. Notwithstanding the foregoing, in no event shall the sum of Monthly Base Rent and the Rent Adjustments be less than the Monthly Base Rent payable.

4.03	BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. The Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting) shall have the right, for a period of ninety (90) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine the Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) business days in advance. If Tenant does not object in writing to Landlord’s Statement within ninety (90) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. If Tenant elects to have Landlord’s books and records examined, Tenant shall bear the cost of such examination, unless such examination discloses that Landlord has overstated the total costs payable by Tenant, and such overstatement is later confirmed by mutual agreement of the parties or by a court of competent jurisdiction to be more than five percent (5%) of the actual amount of such costs, in which event Landlord shall pay Tenant’s reasonable and actual costs of such examination (not to exceed $7,500.00). Landlord shall promptly refund any overcharges to Tenant. Any amount due to the Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception.

4.04	PARTIAL OCCUPANCY; COST POOLS

For purposes of determining Rent Adjustments, if the Project is not fully occupied during all or a portion of any year during the Term, Landlord may make appropriate adjustments to the Operating Expenses for such year employing sound accounting and management principles consistently applied, to determine the amount of Operating Expenses that would have been paid or incurred by Landlord had the Project been 100% occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. In the event that the Real Property is not fully assessed for all or a portion of any year during the Term, then Taxes shall be adjusted to an amount which would have been payable in such year if the Real Property had been fully assessed. In the event any other tenant in the Building provides itself with a service of a type which Landlord supplies as part of normal Operating Expenses (and is providing the same to Tenant), then Operating Expenses shall be deemed to include the cost Landlord would have incurred had Landlord provided such service to such other tenant so long as the cost of such service to such tenant (or its predecessor in the same premises as are occupied by such tenant) is included in Base Year Operating Expenses. In addition, Landlord shall have the right, from time to time, to equitably allocate and prorate some or all of the Operating Expenses among different tenants of the Project (the “Cost Pools”), adjusting Tenant’s Share as to each of the separately allocated costs based on the ratio of the Rentable Area of the Premises to the Rentable Areas of all of the premises to which such costs are allocated. Such Cost Pools may be comprised of, for example, (a) all office space tenants, and (b) all retail space tenants of the buildings in the Project.

4.05	TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than federal or state inheritance, general income, franchise, limited liability company fee, gross receipts, gift or estate taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; or (d) resulting from Landlord Work, Tenant Work or Tenant Alterations to the Premises, whether title thereto is in Landlord or Tenant; or (e) upon entering into this transaction. Taxes paid by Tenant pursuant to this Section 4.05 shall not be included in any computation of Taxes payable pursuant to Sections 4.01 and 4.02.

ARTICLE FIVE

SECURITY

(a) Tenant, at Tenant’s sole cost and expense, shall provide Landlord, no later than five (5) business days after the Date of Lease, with the “Letter of Credit” (defined below), as security (“Security”) for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. Tenant shall not be allowed access into the Premises until it has delivered the Letter of Credit. If Tenant fails timely to perform any of the terms, provisions, covenants and conditions of this Lease or any other document executed by Tenant in connection with this Lease, including, but not limited to, the payment of Rent or the repair of damage to the Premises caused by Tenant (excluding normal wear and tear), and such failure is not cured after receipt of written notice and the expiration of any applicable grace, or cure periods, then Landlord may use, apply, or retain the whole or any part of the Security for the payment of any Rent not paid when due, for the cost of repairing such damage, for the cost of cleaning the Premises, for the payment of any other sum which Landlord may expend or may be required to expend by reason of Tenant’s failure to perform, and otherwise for compensation of Landlord for any other loss or damage to Landlord occasioned by Tenant’s failure to perform, including, but not limited to, any loss of future Rent and any damage or deficiency in the reletting of the Premises (whether such loss, damages or deficiency accrue before or after summary proceedings or other reentry by Landlord) and the amount of the unpaid past Rent, future Rent loss, and all other losses, costs and damages, that Landlord would be entitled to recover if Landlord were to pursue recovery under Section 11.02(b) or (c) of this Lease or California Civil Code Section 1951.2 or 1951.4 (and any supplements, amendments, replacements and substitutions thereof and therefor from time to time). If Landlord so uses, applies or retains all or part of the Security, Tenant shall within ten (10) business days after demand pay or deliver to Landlord in immediately available funds the sum necessary to replace the amount used, applied or retained, except as specified in (d) below. If Tenant has fully and faithfully performed and observed all of Tenant’s obligations under the terms, provisions, covenants and conditions of this Lease, the Security (except any amount retained for application by Landlord as provided herein) shall be returned or paid over to Tenant no later than forty-five (45) days after the latest of: (i) the Termination Date; (ii) the removal of Tenant from the Premises; (iii) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; or (iv) the date Rent Adjustments owed pursuant to this Lease have been computed by Landlord and paid by Tenant. Provided, however, in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder.

(b) The Security, whether in the form of cash, Letter of Credit and/or Letter of Credit Proceeds (defined below), shall not be deemed an advance rent deposit or an advance payment of any kind, or a measure of Landlord’s damages with respect to Tenant’s failure to perform, nor shall any action or inaction of Landlord with respect to it or its use or application be a waiver of, or bar or defense to, enforcement of any right or remedy of Landlord. Landlord shall not be required to keep the Security separate from its general funds and shall not have any fiduciary duties or other duties (except as set forth in this Section) concerning the Security. Tenant shall not be entitled to any interest on the Security. In the event of any sale, lease or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security, or balance thereof, to the vendee, transferee or lessee and any such transfer shall release Landlord from all liability for the return of the Security. Tenant thereafter shall look solely to such vendee, transferee or lessee for the return or payment of the Security. Tenant shall not assign or encumber or attempt to assign or encumber the Security or any interest in it and Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance, and regardless of one or more assignments of this Lease, Landlord may return the Security to the original Tenant without liability to any assignee. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code, and any and all rights of Tenant under all provisions of law, now or hereafter enacted, regarding security deposits.

(c) If Tenant fails timely to perform any obligation under this Article Five, such breach shall constitute a Default by Tenant under this Lease without any right to or requirement of any further notice or cure period under any other Article of this Lease, except such notice and cure period expressly provided under this Article Five.

(d) As used herein, “Letter of Credit” shall mean an unconditional, irrevocable sight draft letter of credit issued, presentable and payable at the Bay Area office of a major national bank satisfactory to Landlord in its sole discretion (the “Bank”), naming Landlord as beneficiary, in an amount equal to Three Million Eight Hundred Ninety Thousand Nine Hundred Forty-Nine Dollars ($3,890,949.00). For the purposes of this Lease, the following banks are deemed approved as of the Date of Lease: Silicon Valley Bank, Wells Fargo Bank and Bank of American. The Letter of Credit shall provide: (i) that Landlord may make partial and multiple draws thereunder, up to the face amount thereof, and that Landlord may draw upon the Letter of Credit up to the full amount thereof, as determined by Landlord, and the Bank will pay to Landlord the amount of such draw upon receipt by the Bank of a sight draft signed by Landlord without requirement of any additional documents or statements by Landlord; and (ii) that, in the event of assignment or other transfer of either Landlord’s interest in this Lease or of any interest in Landlord (including, without limitation, consolidations, mergers, reorganizations or other entity changes), the Letter of Credit shall be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the Bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall be in the form attached as Exhibit E hereto. Landlord may (but shall not be required to) draw upon the Letter of Credit and use the proceeds therefrom (the “Letter of Credit Proceeds”) or any portion thereof in any manner Landlord is permitted to use the Security under this Article Five. In the event Landlord draws upon the Letter of Credit and elects not to terminate the Lease, but to use the Letter of Credit Proceeds, then within ten (10) business days after Landlord gives Tenant written notice specifying the amount of the Letter of Credit Proceeds so utilized by Landlord, Tenant shall immediately deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit in an amount equal to one hundred percent (100%) of the then-required amount of the Letter of Credit. Tenant’s failure to deliver such amendment or replacement of the Letter of Credit to Landlord within thirty (30) days after Landlord’s notice shall constitute a Default by Tenant under this Lease. The Letter of Credit shall have an initial term of no longer than one (1) year, shall be “evergreen”, and shall be extended, reissued or replaced by Tenant, in each case at least fifteen (15) business days prior to its expiration in a manner that fully complies with the requirements of this Article Five, so that in all events the Letter of Credit required hereunder shall be in full force and effect continuously until the date (the “L/C Expiration Date”) for return of the Security described in Subsection (a) above. No more often than once per year, Landlord shall have the right to require Tenant to deliver to Landlord, on fifteen (15) business days prior notice, a replacement Letter of Credit on the same terms and conditions set forth in this Article Five, in the event that Landlord determines, in its good faith judgment, that the issuing Bank is no longer satisfactory to remain as the issuer of the Letter of Credit. Any advice from the issuer that it intends to withdraw or not extend the Letter of Credit prior to any scheduled annual expiration or the L/C Expiration Date shall entitle the Landlord to immediately draw upon the Letter of Credit.

(e) Notwithstanding any contrary provision of this Lease, provided that the Reduction Conditions Precedent (as defined below) have all been satisfied as of the applicable Security Reduction Date (as defined below) or as such Security Reduction Date may be extended in accordance with the terms of this Article 5, then and in such event, the amount of Security required under this Lease shall be reduced by the Security Reduction Amount (as defined below). All remaining Security shall continue to be held by Landlord in accordance with the terms of this Lease. From and after each Security Reduction Date, all references in this Lease to Security shall mean such remaining amount of Security only (the “Remaining Security”). Notwithstanding the foregoing, in no event shall the Security be reduced to a sum which is less than $573,821 (the “Minimum Security Amount”). Reductions in the amount of the Security (the “Security Reduction”) will be evidenced by Tenant delivering to Landlord a replacement Letter of Credit or an amendment to the existing Letter of Credit in the Remaining Security after giving effect to the then applicable Security Reduction Amount in accordance with the terms of this Section. In the event (x) the Reduction Conditions Precedent have each been satisfied, and (y) Tenant timely tenders the replacement or amended Letter of Credit to Landlord in the form required herein, then and in such event, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement or amended Letter of Credit tendered by Tenant.

(i) “Reduction Conditions Precedent” are that: as of each of the applicable Security Reduction Dates (x) there exists no act or omission on the part of Tenant which, with the passage of time or the giving of notice, or both, would constitute a Default (“Default Condition Precedent”), and (y) Tenant has achieved positive EBITDA taxes for each of the immediately preceding four (4) consecutive trailing quarters (“EBITDA Condition Precedent”), as determined in accordance with generally accepted accounting practices and as approved by Landlord in its reasonable discretion. In the event Tenant fails to deliver to Landlord evidence satisfactory to Landlord in its reasonable disretion demonstrating that the Tenant satisfies the EBITDA Condition Precedent prior to the applicable Security Reduction Date, or if the Default Condition Precedent has not been achieved, then the Security Reduction shall not occur upon the applicable Security Reduction Date. For avoidance of doubt, if Tenant has achieved positive earnings before interest and taxes for three (3) consecutive trailing quarters but not for the consecutive fourth (4th) quarter, then and in such event, the EBITDA Condition Precedent can not be achieved until Tenant has achieved positive earnings before interest and taxes for at least four (4) consecutive trailing quarters. However, notwithstanding the foregoing, the terms of this Article 5 shall remain effective and the Letter of Credit may thereafter be reduced, by the applicable Security Reduction Amount, on the date that each of the Reduction Conditions Precedent have been satisfied and approved by Landlord in its reasonable discretion. Notwithstanding anything herein to the contrary, in no event shall a Security Reduction occur or be permitted during the pendency of a Default or if the Lease is terminated by reason of a Tenant Default or if the Lease is rejected in a bankruptcy proceeding.

(ii) “Security Reduction Date” shall mean the later of (x) the first day of the thirty-seventh (37th) full calendar month of the Term and the first day of the thirteenth (13th) full calendar month after the last preceding Security Reduction Date; provided, however that a Security Reduction Date shall automatically be postponed for four (4) calendar months (without the necessity of Landlord providing any notice to Tenant) upon the occurrence of Tenant’s second (2nd)) failure to pay Monthly Base Rent, Rent Adjustments or any other charge required to be paid under this Lease, or any part thereof, beyond applicable notice and cure periods, if any (“Monetary Default”) or (y) thirty (30) days after Tenant gives Landlord written request for the Security Reduction (which notice shall not be given more than ninety (90) days prior to the date determined pursuant to clause (x) above), and provided the Reduction Conditions Precedent are then satisfied. The Security Reduction Date shall be further extended for an additional four (4) months for each subsequent Monetary Default occurring during the Term. By way of example, if the first Security Reduction Date is the first day of the forty-sixth (46) full calendar month of the Term, then and in such event the second Security Reduction Date shall be no earlier than (but may be later than) the first day of the fifty-eighth (58) full calendar month of the Term.

(iii) “Security Reduction Amount” shall mean an amount equal to (x) the then amount of the Security less the Minimum Security Amount divided by (y) the number of years (or partial years) left in the initial Term as of the applicable Security Reduction Date (the number of years shall be determined by dividing the number of calendar months remaining in the initial Term by twelve (12), and rounding up or down to the next whole number).

(1) By way of example, if the first Security Reduction Date occurs on the first day of the thirty-seventh (37th) full calendar month of the Term, then and in such event, the Security Reduction Amount would be $432,327.64 and the Remaining Security would be $3,458,621.09 (i.e., Security of $3,890,948.73 less Minimum Security Amount of $864,655.27 = $3,026,293.45 divided by 7 (the number of remaining months in the Term (84) divided by 12) =$432,327.64 (the Security Reduction Amount).

(2) By way of further example, if the second Security Reduction Date occurs on the first day of the forty-ninth (49th) full calendar month of the Term, then and in such event, the Security Reduction Amount would be $432,327.64 and the Remaining Security would be $3,026,293.45 (i.e., Security of $3,458,621.09 less Minimum Security Amount of $864,655.27 = $2,593,965.82 divided by 6 (the number of remaining months in the Term (72) divided by 12) =$432,327.64 (the Security Reduction Amount).

(3) By way of further example, if the second Security Reduction Date does not occur on the first day of the forty-ninth (49th) full calendar month of the Term but occurs on the first day of the fifty-ninth (59th) full calendar month of the Term, then and in such event, the Security Reduction Amount would be $502,057.90 and the Remaining Security would be $2,956,563.19 (i.e., Security of $3,458,621.09 less Minimum Security Amount of $864,655.27 = $2,593,965.82 divided by 5.17 (the number of remaining months in the Term (62) divided by 12) =$502,057.90 (the Security Reduction Amount).

ARTICLE SIX

SERVICES

6.01	LANDLORD’S GENERAL SERVICES

(a) Landlord shall furnish or cause the following services to be furnished to Tenant:

(1)	heat, ventilation and air-conditioning (“HVAC”) in the Premises during Standard Operating Hours, as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business operations, subject to compliance with all applicable voluntary and mandatory regulations and Laws;

(2)	tempered and cold water for use in restrooms and lavatories in common with other tenants from the regular supply of the Building;

(3)	customary cleaning and janitorial services in the Premises five (5) days per week, excluding National Holidays;

(4)	washing of the outside windows in the Premises weather permitting at intervals consistent with other first class buildings in the area;

(5)	automatic passenger elevator service in common with other tenants of the Building and, subject to reasonable scheduling by Landlord and payment of the standard charges (without mark-up by Landlord), freight elevator service;

(b) If Tenant uses heat generating machines or equipment in the Premises to an extent which adversely affects the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load adversely affects the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

(c) Tenant shall pay Landlord at rates fixed by Landlord for all tenants in the Building, charges for all water furnished to the Premises beyond that described in Section 6.01(a)(2), including the expenses of installation of a water line, meter and fixtures.

6.02	ELECTRICAL SERVICES

(a) Landlord shall furnish or cause to be furnished to the Premises electric current for general business office use, including normal lighting, normal business office machines, customary janitorial service, and making alterations or repairs (whether by Landlord or Tenant). Notwithstanding any provision of the Lease to the contrary, without, in each instance, the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, Tenant shall not: (i) make any alterations or additions to the electric equipment or systems; or (ii) install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises other than personal computers, lap-top computers and ancillary equipment and copiers. Tenant’s use of electric current shall at no time exceed the lesser of: (x) the capacity of the wiring, feeders and risers providing electric current to the Premises or the Building; or (y) a connected electrical load for lighting purposes in excess of the wattage per square foot of Rentable Area of the Premises required for Building standard amounts of lighting plus a connected load for all other power requirements of five (5) watts per square foot of Rentable Area of the Premises, as more fully set forth in Exhibit B-1 to the Work Letter. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation to limit usage of electricity to no more than such capacity.

(b) If and to the extent electric current is furnished to the Premises in excess of the amount of electric current normally used during Standard Operating Hours in a general business office in a first class office building with the type of electrical equipment and normal business office machines described in subparagraph (a) above, Tenant shall pay Landlord within thirty (30) days after receipt of written notice from Landlord the cost of such excess electric current, as additional Rent. The cost of such excess use and all additional costs separately billed to Tenant pursuant to this Section shall not be included as part of Operating Expenses. At any time and from time to time, Landlord may in its sole discretion either: (i) install one or more meters to measure electric current furnished to the Premises; or (ii) reasonably estimate electric current furnished to the Premises. Within thirty (30) days after receipt of written notice from Landlord, Tenant shall pay Landlord the reasonable cost of installing and maintaining all such meters and of any electrical engineering or consulting firm, if Landlord retains such firm to estimate the electric current furnished to the Premises in lieu of installation of a meter. Tenant shall pay Landlord for such excess electric current at the then current rates charged to Landlord for such electricity provided to the Property by the utility provider chosen by Landlord plus any reasonable additional cost of Landlord in keeping account of the electric current so consumed. Landlord’s written notice shall specify whether such excess use shall be payable: (i) in advance as reasonably estimated by Landlord in monthly installments at the time prescribed for monthly installments of Monthly Base Rent; or (ii) within thirty (30) days after receipt of written notice from Landlord given from time to time of the amount due for prior excess use as metered or reasonably estimated by Landlord.

(c) Landlord shall furnish or cause to be furnished to the Premises replacement lamps, bulbs, ballasts and starters used in any normal Building lighting installed in the Premises, except that if the replacement or repair of such items is a result of negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, such cost shall be paid by Tenant within thirty (30) days after receipt of written notice from Landlord and shall not be included as part of Operating Expenses.

6.03	ADDITIONAL AND AFTER-HOUR SERVICES

At Tenant’s written request, Landlord shall request that the condominium association of the Project furnish additional quantities of any of the services or utilities specified in Section 6.01 on the terms set forth herein. For HVAC: (a) for service after Standard Operating Hours on Monday through Friday (except National Holidays), Tenant shall deliver to Landlord a written request before 2:00 P.M. of such day, and (b) for service on a Saturday, Sunday or National Holiday, Tenant shall deliver to Landlord a written request before 2:00 P.M. on the last business day prior to the requested service, which may be done by an on-line request in accordance with Building procedures. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates charged from time to time for such services and utilities. Without limiting the generality of the foregoing, for HVAC service beyond Standard Operating Hours, as of the date of this Lease, a two (2) hour minimum usage is required per activation. The HVAC services are provided by floor. If Tenant shall fail to make any such payment, Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of such additional services.

6.04	TELEPHONE SERVICES

All telegraph, telephone, and communication connections which Tenant may desire shall be subject to Landlord’s prior written approval which will not be unreasonably withheld conditioned or delayed, and the location of all wires and the work in connection therewith shall be performed by contractors reasonably approved by Landlord and shall be subject to the direction of Landlord, except that such approval is not required as to Tenant’s telephone equipment (including cabling) within the Premises and from the Premises in a route designated by Landlord to any telephone cabinet or panel provided (as existing or as installed as part of Landlord’s Work, if any) on Tenant’s floor for Tenant’s connection to the telephone cable serving the Building so long as Tenant’s equipment does not require connections different than or additional to those to the telephone cabinet or panel provided. Except to the extent of such cabling within the Premises or from the Premises to such telephone cabinet or panel, Landlord reserves the right to designate and control the entity or entities providing telephone or other communication cable installation, removal, repair and maintenance in the Building and to restrict and control access to telephone cabinets or panels. In the event Landlord designates a particular vendor or vendors to provide such cable installation, removal, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and communication wiring in the Premises, including any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there shall be included in Operating Expenses for the Building all installation, removal, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and communication wiring serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and communication wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or communication wiring serving the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises to perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant Landlord’s reasonable costs in connection therewith). Advance notice shall not be required for entry in the event of an emergency or urgent situation, as reasonably determined by Landlord, but any other entry or work by Landlord shall be upon reasonable prior notice to Tenant, which notice may include notices e-mailed to Tenant’s on-site manager at the Premises. No later than the Termination Date, Tenant agrees to remove all telephone cables and communication wiring installed by Tenant for and during Tenant’s occupancy, which Landlord shall request Tenant to remove. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building except to the extent resulting from Landlord’s gross negligence or willful misconduct.

6.05	DELAYS IN FURNISHING SERVICES

(a) Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns by the act or default of Tenant or its employees or customers, its agents or contractors or other third parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Property, shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom; provided however, to the extent that Landlord’s gross negligence or willful and wrongful act causes an interruption of services that Landlord is obligated to provide to the Premises under this Lease and Tenant is thereby prevented from using more than 50% of a floor of the Premises or the entire Premises and does not in fact use more than 50% of a floor of the Premises or the entire Premises for five (5) consecutive business days after Tenant has given Landlord written notice of the interruption and inability to use the Premises, then Monthly Base Rent and Rent Adjustments shall be equitably abated with respect to such 50% of a floor or the entire Premises, respectively as the case may be, commencing as of the first day after the end of such period and continuing so long as Tenant is prevented from and in fact does not use a full floor of the Premises or the entire Premises, respectively as the case may be.

(b) Tenant acknowledges that all of Landlord’s covenants and obligation under this Article Six are subject to the requirements of the governing documents for the Project of which the Premises form a part. Accordingly, Landlord shall have no liability hereunder if the Project fails to provide a service required to be provided to Tenant hereunder so long as Landlord uses commercially reasonable efforts, at Landlord’s sole expense, to cause the Project to do so.

6.06	CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Building, the Premises and/or its occupants provided that such services are provided at competitive rates. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord; provided, however, Tenant shall be permitted to choose its telephone and technical service provider from a list of Landlord’s preferred vendors for the Building who, as of the Date of Lease, are: A&TT, TCG, Verizon Business, IP Networks/Level 3 Communications, Yipes/Reliance Global Com, Cogent Communications and Satel (hi-definition TV service), or Tenant, at Tenant’s sole cost, may use a telephone and technical service provider that is not one of Landlord’s preferred vendors, provided that Tenant first obtains Landlord’s prior written consent thereto. The foregoing provision is not intended to modify, amend, change or otherwise derogate from any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

6.07	SIGNAGE

Initial Building standard signage will be installed by Landlord in the directory in the main lobby of the Project. Tenant will be permitted to install its corporate signage, subject to Landlord’s reasonable approval of the size, location and content of the graphics at Tenant’s main entry door to the Premises at Tenant’s sole cost and expense. Any change in such initial signage shall be only with Landlord’s prior written consent, shall conform to Project standard signage and shall be at Tenant’s sole cost and expense. Landlord, at its sole cost, shall provide Tenant with Building standard signage in the Building’s electronic directory in the Building lobby.

ARTICLE SEVEN

POSSESSION, USE AND CONDITION OF PREMISES

7.01	POSSESSION AND USE OF PREMISES

(a) Tenant shall occupy and use the Premises only for the uses specified in Section 1.01(16) to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may invalidate any policy of insurance carried on the Building or Project or covering its operations or which may increase the cost of any such insurance or insurance carried by any other occupant of the Project unless such increased cost is paid by Tenant as provided in the rules and regulations of the Building described in Article Eighteen; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules and regulations of the Building set forth in Article Eighteen; or (4) would tend to create or continue a nuisance. In no event shall the occupancy of the Premises exceed an average of the density outlined by the drawings of Joram S. Altman, Architect, Project 21308, dated 9/26/13 (the “Drawings”) or such other density that is substantially similar to the density shown on the Drawings.

(b) Tenant shall comply with all Environmental Laws pertaining to Tenant’s occupancy and use of the Premises and concerning the proper storage, handling and disposal of any Hazardous Material introduced to the Premises, the Building or the Property by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors, customers or invitees. Landlord shall comply with all Environmental Laws applicable to the Property other than those to be complied with by Tenant pursuant to the preceding sentence or Article Twenty-six. Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Property without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, except that such consent shall not be required to the extent of Hazardous Material packaged and contained in office products for consumer use in general business offices in quantities for ordinary day-to-day use provided such use does not give rise to, or pose a risk of, exposure to or release of Hazardous Material. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall promptly deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Material upon the Premises as Landlord deems desirable, all of which shall be completed at Landlord’s expense unless such tests or studies state that Tenant has failed to comply with the provisions of this Lease regarding Hazardous Materials, in which case Tenant shall reimburse Landlord for the cost of such tests or studies. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claim, demand, action, expense, liability and cost (including reasonable attorneys’ fees and expenses) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises or the Property during the Lease Term by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors, customers or invitees. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord in its sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors customers or invitees, such release, discharge or disposal shall be deemed casualty damage under Article Fourteen to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

The foregoing provisions of this Subsection (b) shall not create any liability or obligation of Tenant to Landlord for the presence of Hazardous Material in the Premises, the Project Areas or Common Areas prior to the Delivery Date (the “Pre-existing Condition”), but Tenant shall be liable and obligated to Landlord to the extent that any Pre-Existing Condition is aggravated by the act or omission of any Tenant Parties. If and to the extent that a Pre-Existing Condition was in violation of applicable Environmental

Laws, as in effect, interpreted and applicable as of the Delivery Date, Landlord shall be responsible, except to the extent of any aggravation by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors, customers or invitees, to do any “Required Remediation” (defined below) with reasonable diligence, at Landlord’s sole cost and expense (which shall not be included in Operating Expenses). The term “Required Remediation” shall mean such removal, reduction to a lower level of concentration or exposure, encapsulation or other remediation required by applicable Environmental Law with respect to the Hazardous Material in question.

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder and other state and local laws governing access by the disabled, as all of the same may be amended and supplemented from time to time, (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Additions in the Premises but only to the extent such Tenant Additions do not constitute standard office improvements or increase the density of use of the Premises from that permitted under Section 7.01(a), and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. In addition to the foregoing, Landlord, at its sole cost and expense, shall be responsible for any upgrades required by Title III of the ADA in effect (and as interpreted and enforced) as of the date of this Lease with respect to the Common Areas of the Building (including, without limitation, path of travel upgrades in the Building) to the extent that such upgrades are triggered by or arise as a result of or in connection with the Tenant Work (but only to the extent that such Tenant Work constitutes standard office improvements). Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees. To the extent Tenant shall occupy a full floor in the Building, all ADA requirements relating to the elevator lobbies and corridors on such floor shall be the responsibility of Tenant (except for any path of travel upgrades which are included in the Landlord Work). All matters relating to “life safety” on such floors shall also be the responsibility of Tenant, other than any upgrades, expansions or replacements of Building facilities and equipment which serve more than one floor of the Building (which shall be performed by Landlord and subject to inclusion in Operating Expenses) and/or which are part of Landlord Work.

(d) Tenant agrees to cooperate with Landlord and to comply with any and all guidelines or controls concerning energy management imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building.

(e) Landlord will maintain all reports relating to the Building’s seismic condition in the Building’s management office. Tenant and its architects, engineers and contractors shall be entitled to review and copy such reports upon reasonable prior notice to Landlord.

7.02	LANDLORD ACCESS TO PREMISES; APPROVALS

(a) Landlord may not install any pipes ducts, utility lines, conduits or equipment (herein collectively called “Utility Lines”) in the Premises except in the Building core areas and such work shall not be performed during Standard Operating Hours.

(b) Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency (which, for purposes of such entry, shall mean an imminent risk of injury to persons or property), or to inspect the Premises and to perform janitorial and other similar services without notice. Except for entries in the event of an emergency, Landlord shall give Tenant not less than one (1) business day’s notice prior to conducting safety and other testing in the Premises and making such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers). Notice may be provided by notices e-mailed to Tenant’s on-site manager at the Premises. Janitorial and cleaning services shall be performed after normal business hours. Any entry or work by Landlord may be during normal business hours provided, however, Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises. Landlord agrees that such Utility Lines may not interfere with the location or placement of Tenant’s Utility Lines serving the Premises and shall be consistent with the layout and design of Tenant’s Premises. Landlord shall be responsible for the repair of any damages resulting from the installation of such Utility Lines.

(c) Advance notice shall not be required for entry to perform routine janitorial and cleaning services or for entry in the event of an emergency or urgent situation, as reasonably determined by Landlord, but any other entry or work by Landlord shall be upon reasonable prior notice to Tenant, which notice may include notices e-mailed to Tenant’s on-site manager at the Premises. If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents) as set forth in this Subsection, after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

(d) On not less than twenty-four (24) hour’s prior notice to Tenant, which notice may include notices e-mailed to Tenant’s on-site manager at the Premises, except in a circumstance that Landlord reasonably determines to require immediate entry, Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.02(d) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

(e) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of the Tenant, or otherwise.

(f) The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.03	QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is not in default hereunder, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in the Lease and to the rights of any Mortgagee or ground lessor.

ARTICLE EIGHT

MAINTENANCE

8.01	LANDLORD’S MAINTENANCE

Subject to the provisions of Articles Seven and Fourteen, Landlord shall perform (or shall cause to be performed) maintenance and necessary repairs to the foundations, roofs, exterior walls, and the structural elements of the Unit (and Project, as appropriate), the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Unit and those corridors, washrooms and lobbies which are Common Areas of the Unit, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises (or Project, as appropriate) or any of such systems which are located within the Premises (or Project, as appropriate) and are supplemental or special to the Unit’s (or Project, as appropriate) standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building (or Project as appropriate) caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.04. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street, or alley.

8.02	TENANT’S MAINTENANCE

Subject to the provisions of Article Fourteen, Tenant, at its expense, shall keep and maintain the Premises and all Tenant Additions thereto in good order, condition and repair and in accordance with all Laws and Environmental Laws. Tenant shall not permit waste and shall promptly and adequately repair all damages to the Premises and replace or repair all damaged or broken glass in the interior of the Premises, fixtures or appurtenances. Any repairs or maintenance shall be completed with materials of similar quality to the original materials, all such work to be completed under the supervision of Landlord. Any such repairs or maintenance shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. If Tenant fails to perform any of its obligations set forth in this Section 8.02, Landlord may, in its sole discretion and upon three (3) business days’ prior written notice to Tenant (except without notice in the case of emergencies), perform the same, and Tenant shall pay to Landlord any costs or expenses incurred by Landlord within thirty (30) days after receipt (or deemed receipt) of written demand.

ARTICLE NINE

ALTERATIONS AND IMPROVEMENTS

9.01	TENANT ALTERATIONS

(a) The following provisions shall apply to the completion of any Tenant Alterations:

(1)	Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article Nine, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and, if requested by Landlord, copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building). The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. With respect to proposed Tenant Alterations that are anticipated to cost in excess of $100,000.00, Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit; provided, however that no such additional security shall be required for the initial Tenant Improvements. Upon completion of the Tenant Alterations (other than Decorations), Tenant shall deliver to Landlord an as-built Mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

(2)	Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. In connection with completion of any Tenant Alterations, Tenant shall pay Landlord a construction fee and all elevator and hoisting charges at Landlord’s then standard rate. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3)	Tenant agrees to complete all Tenant Alterations: (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations; and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall promptly take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.01(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) All Tenant Additions to the Premises, whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article Twelve and the Work Letter, Tenant may remove them or is required to remove them at Landlord’s request.

9.02	LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within twenty (20) days of receiving notice of such lien or claim: (a) have such lien or claim for lien released of record; or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, reasonably satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article Eleven, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord within thirty (30) days after receipt or deemed receipt of written demand for the amount so paid by Landlord, including Landlord’s expenses and reasonable attorneys’ fees.

ARTICLE TEN

ASSIGNMENT AND SUBLETTING

10.01	ASSIGNMENT AND SUBLETTING

(a) Without the prior written consent of Landlord, which, except as otherwise expressly provided herein, may be withheld in Landlord’s sole discretion, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant, provided, however, that notwithstanding the foregoing, if Landlord chooses not to recapture the space proposed to be subleased or assigned as provided in Section 10.02, Landlord shall not unreasonably withhold, condition or delay its consent to a subletting or assignment under this Section 10.01. Tenant agrees that the provisions governing sublease and assignment set forth in this Article Ten shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee (and certified financial statements thereof for the prior three (3) years if available or best equivalent) and the proposed principal terms thereof and further financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least thirty (30) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.02 within fifteen (15) business days after receipt of Tenant’s Notice (and all required information). In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Project, unless Landlord does not or will not have space available at a similar time to when the space subject to the proposed assignment or sublease is to be available to the assignee or subtenant, for a similar size and term as the proposed assignment or sublease transaction. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors which Landlord may reasonably deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include the following:

(i) the business reputation or creditworthiness of any proposed subtenant or assignee is not reasonably acceptable to Landlord; or

(ii) any proposed assignee’s or subtenant’s use of the Premises would violate Section 7.01 of the Lease or would violate the provisions of any other leases of tenants in the Project;

(iii) the proposed assignee or subtenant is either a governmental agency, a school or similar operation, or a medical related practice; or

(iv) the proposed subtenant or assignee is a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request and Landlord has space available in the Building to lease to such prospective tenant; or

(vi) the proposed subtenant or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Building.

In no event shall Landlord be obligated to consider a consent to any proposed assignment of the Lease which would assign less than the entire Premises. If Tenant sublets less than an entire floor, Tenant shall remove, at it sole cost and expense at the end of the Term, any demising walls and/or corridors constructed by Tenant in connection with any such subletting that Landlord elects to require Tenant to remove at the end of the Term, which election Landlord shall make at the time it approves the plans and specifications for such Tenant Alterationl In the event Landlord wrongfully withholds its consent to any proposed sublease of the Premises or assignment of the Lease, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligations to consent to such sublease or assignment.

(c) Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d) For purposes of this Article Ten, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment.

(e) Notwithstanding anything to the contrary contained in this Article Ten and provided there is no uncured default under this Lease after receipt of written notice and the expiration of any applicable cure period, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease to an Affiliate or to sublease the Premises or any part thereof to an Affiliate, but (i) no later than fifteen (15) days prior to the effective date of the assignment or sublease, the assignee shall execute documents reasonably satisfactory to Landlord to evidence such assignee’s assumption of the obligations and liabilities of Tenant under this Lease, unless Landlord modifies or waives such requirement in the case of any assignment which occurs by operation of law (and without a written assignment) as a consequence of merger, consolidation or non-bankruptcy reorganization, and the subtenant shall execute documents satisfactory to Landlord to evidence that the sublease is subject to the terms and conditions of this Lease and that the subtenant shall perform and be bound by all the terms and conditions of this Lease (except payment of Monthly Base Rent and Rent Adjustments hereunder and other obligations which the sublease expressly provides are to be performed by Tenant as the sublessor) to the extent applicable to the space and period covered by the sublease; (ii) within ten (10) business days after the effective date of such assignment or sublease, give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Premises or part thereof, as may be the case; and (iii) within fifteen (15) business days after Landlord’s written request, provide such reasonable documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to an Affiliate.

10.02	RECAPTURE

Except as provided in Section 10.01(e), Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”), the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment which recapture shall be exercised, if at all, by written notice to Tenant within thirty (30) days after Landlord’s receipt of the Tenant’s Notice. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the Termination Date for such space. Notwithstanding anything herein to the contrary, Landlord will not exercise its right to recapture any portion of the Premises that is subleased so long as (x) the sublease is for less than substantially an entire floor of the Premises, and (y) the sublease is for less than substantially the entire remaining Term (i.e., Landlord may exercise its right to recapture a portion of the Premises with respect to a sublease of substantially all of an entire floor of the Premises for substantially the entire remaining Term. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Monthly Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, the parties shall execute written confirmation of the same.

10.03	EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned (“Excess Rent”); and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements (collectively, “Tenant’s Costs”). Prior to any Excess Rent being payable to the Landlord, Tenant shall be entitled to recoup all of Tenant’s Costs.

10.04	TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, except as expressly set forth herein, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. Except during the pendency of a Tenant Default, all negotiations with subtenants of Tenant shall be conducted through Tenant and not directly with such subtenants. After any assignment of the Lease, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, provided however that except for mandatory amendments, modifications, or expansions that are entered into pursuant to express rights set forth in this Lease, Xoom Corporation.

shall not be liable with respect to any amendment, modification, expansion or extension of this Lease that are entered into without its consent. For avoidance of doubt, the Security Deposit will be released to Tenant (if not assigned to the assignee) upon the expiration of the initial term and the performance of all obligations of such assignee with respect to the expiration of the Term and Tenant shall not have any liability if Landlord enters into an extension of this Lease with such assignee. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease (not to exceed Two Thousand Five Hundred Dollars ($2,500.00) per request, provided that Tenant and, as applicable, the assignee, sublessee and transferee execute Landlord’s standard documents for consent to assignment, sublease or transfer in substantially the form submitted by Landlord and without substantial negotiation). In addition, if Tenant has any options to extend the term of this Lease or to add other space to the Premises, such options shall not be available to any subtenant or assignee (except as expressly provided in such options with respect to an assignee with is a Permitted Transferee), directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.05	ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) business days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) business days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and pay all subrent directly to Landlord.

10.06	DESK SHARING

Notwithstanding any provision of this Article to the contrary, Landlord’s prior written consent shall not be required for Tenant to permit or license other persons or entities with whom Tenant has ongoing business relations to share and use space occupied by Tenant provided that all the following conditions and covenants are satisfied and performed with respect to such sharing and use of space (“Desk Sharing”): (1) the space which may be so shared and used shall not exceed twenty (20%) of the Rentable Area of each floor constituting the Premises; (2) the space for any such user is not separately demised; (3) a sublease is not entered into with for any such user; (4) Tenant notifies Landlord in advance of the persons or entities with whom such Desk Sharing arrangements exist and notifies Landlord within five (5) days after a Desk Sharing arrangement ends; (5) Tenant shall be responsible for allowing or denying access to the Premises to any persons or entities with whom such Desk Sharing arrangement exists, and Landlord shall have no responsibility or liability for any such access or lack of access to the Premises, and for purposes of entry to the office building, all persons claiming or using a Desk Sharing arrangement shall be deemed to be, and treated as, visitors of Tenant; (6) promptly after Landlord’s written request, Tenant shall provide such reasonable documents and information which Landlord reasonably requests for the purpose of substantiating whether or not any such user or users meet the conditions and requirements above for Desk Sharing; and (7) no such Desk Sharing shall be for a period greater than one (1) year. Sections 10.02 and 10.03 shall not apply to Desk Sharing.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01	EVENTS OF DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(i) Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within three (3) business days after the date when due (provided, however, that should Tenant fail to pay any installment or other payment of Rent when due Landlord shall provide written notice to Tenant with respect to the first two (2) payment failures in any twelve (12) month period and the same shall not constitute a Default unless Tenant fails to pay such sums within three (3) business days after written notice thereof);

(ii) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or the Work Letter and fails to cure such default within fifteen (15) days after receipt of written notice by Tenant, unless the default involves a hazardous condition, which shall be cured forthwith or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period;

(iii) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(iv) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days;

(v) Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(vi) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within sixty (60) days;

(vii) any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within sixty (60) days;

(viii) upon the dissolution of Tenant; or,

(ix) upon the third occurrence within any Lease Year of a monetary Default with a value of greater than $25,000.

11.02	LANDLORD’S REMEDIES

(a) A Default shall constitute a breach of the Lease for which Landlord shall have the rights and remedies set forth in this Section 11.02 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy.

(b) With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Upon the termination of Tenant’s right to possession pursuant to this Section 11.02, Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or otherwise as permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and those Tenant Additions which Tenant is required or permitted to remove under Article Twelve and the Work Letter), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.01, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

(1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The word “rent” as used in this Section 11.02 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, monthly storage space rent, if any, and the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove.

(c) Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.02(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, subject to Landlord’s option to recapture pursuant to Section 10.02, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Tenant acknowledges and agrees that the provisions of Article Ten shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.02(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

(d) In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction.

(e) Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise;

(f) When this Lease requires giving or service of a notice of Default or of a failure of Tenant to observe or perform any covenant, condition or provision of this Lease which will constitute a Default unless Tenant so observes or performs within any applicable cure period, and so long as the notice given or served provides Tenant the longer of any applicable cure period required by this Lease or by statute, then the giving of any equivalent or similar statutory notice, including any equivalent or similar notices required by California Code of Civil Procedure Section 1161 or any similar or successor statute, shall replace and suffice as any notice required under this Lease. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Article Twenty-four shall replace and satisfy the statutory service–of–notice procedures, except that any notice of unlawful detainer required by California Code of Civil Procedure Section 1161 or any similar or successor statute shall be served as required by Code of Civil Procedure Section 1162 or any similar or successor statute, and for purposes of Code of Civil Procedure Section 1162 or any similar or successor statute, Tenant’s “place of residence” and “usual place of business” shall mean the address specified by Tenant for notice pursuant to Section 1.01 of this Lease, as changed by Tenant pursuant to Article Twenty-four of this Lease.

(g) The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(h) No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 25.15 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.03	ATTORNEY’S FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.04	BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii) Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d) Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.05	LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages, specific performance and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give the Mortgagee notice and a reasonable time to cure any default by Landlord.

ARTICLE TWELVE

SURRENDER OF PREMISES

12.01	IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, and damage caused by Landlord excepted. Tenant shall deliver to Landlord all keys to the Premises. Tenant shall remove from the Premises all movable personal property of Tenant and Tenant’s trade fixtures, including, subject to Section 6.04, cabling for any of the foregoing. Tenant shall be entitled to remove such Tenant Additions which at the time of their installation Landlord and Tenant agreed may be removed by Tenant. Tenant shall also remove such other Tenant Additions as required by Landlord, including any Tenant Additions containing Hazardous Material. Tenant shall promptly repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Additions, shall close all floor, ceiling and roof openings and shall restore the Premises to a tenantable condition as reasonably determined by Landlord. If any of the Tenant Additions which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease. Tenant shall also be required to close any staircases or other openings between floors. Notwithstanding any of the foregoing to the contrary, if so requested by Tenant in writing (and prominently in all capital and bold lettering which also states that such request is pursuant to Section 12.01 of the Lease) at the time Tenant requests approval of any Tenant Work or subsequent Tenant Alterations, Landlord shall advise Tenant at the time of Landlord’s approval of such Tenant Work or Tenant Alterations as to whether Landlord will require that such Tenant Work or Tenant Alterations be removed by Tenant from the Premises; provided, however, regardless of the foregoing, in any event, Landlord may require removal of any Tenant Additions containing Hazardous Material and all Tenant’s trade fixtures, and, subject to Section 6.03, cabling and wiring installed for Tenant’s personal property or trade fixtures. In addition, Tenant shall not be required to remove any generic office improvements ( i.e. those office improvements which are suitable or customary for general office use in single floor premises). In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property as provided in Section 11.02(b), including the waiver and indemnity obligations provided in that Section, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

12.02	LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.02(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any of Tenant Additions and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE THIRTEEN

HOLDING OVER

Tenant shall pay Landlord 150% of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) for each month or portion thereof that Tenant retains possession of the Premises, or any portion thereof, after the Termination Date (without reduction for any partial month that Tenant retains possession). Tenant shall also pay all damages sustained by Landlord by reason of such retention of possession; provided however that if Tenant retains possession for thirty days or less, Tenant shall not be required to pay (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

ARTICLE FOURTEEN

DAMAGE BY FIRE OR OTHER CASUALTY

14.01	SUBSTANTIAL UNTENANTABILITY

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises, the Unit, the Building or the Project untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored, provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Additions at Tenant’s cost, to the extent Landlord received proceeds of Tenant’s insurance covering Tenant Additions, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Additions.

(c) Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building or Project amounts in excess of insurance proceeds payable and available for repair or restoration, and if such proceeds are insufficient Landlord shall have the right to terminate this Lease upon giving written notice to Tenant within a reasonable time after determining such proceeds will be insufficient; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the gross negligence or intentional misconduct of Tenant, its agent or employees. Whether or not the Lease is terminated pursuant to this Article Fourteen, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(d) Unless this Lease is terminated as provided in the preceding subparagraphs, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate the Lease and Landlord does not substantially complete the repair and restoration of the Premises within ninety (90) days after the expiration of the estimated period of time set forth in Landlord’s Notice, which period shall be extended to the extent of any Reconstruction Delays (as hereinafter defined), then Tenant may terminate this Lease by written notice to Landlord within fifteen (15) days after the expiration of such period, as the same may be extended. For purposes of this Lease, the term “Reconstruction Delays” shall mean: (i) any delays caused by the insurance adjustment process; (ii) any delays caused by Tenant; and (iii) any delays caused by events of Force Majeure.

(e) Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article Nine hereof.

(f) The provisions of this Article Fourteen are subject and subordinate to the provisions of the Declaration.

(g) Notwithstanding anything to the contrary provided herein, Landlord shall have no obligation to repair the Premises, the Unit, the Building or Project in the event of a decision of the owners of the condominium units in the Building, pursuant to the provisions of the Declaration not to repair or restore following any damage or destruction. In such event, Landlord shall encourage the owners of the condominium units to make a prompt decision to repair and restore or not (a “Repair Decision”) , and Landlord shall give prompt written notice of such Repair Decision to Tenant and this Lease shall automatically terminate upon the date of any such decision not to repair or restore. Tenant may from time to time inquire whether a Repair Decision has been made, and Landlord shall promptly respond to any such inquiry. If Landlord has not notified Tenant of the Repair Decision within ninety (90) days of the date of the damage, then, at any time until Landlord informs Tenant of the Repair Decision, Tenant may notify Landlord in writing of Tenant’s election to terminate this Lease if Tenant does not receive notice of the Repair Decision by the date (the “Potential Termination Date”) which is ten (10) business days after the date Landlord receives Tenant’s notice. If Landlord does not inform Tenant of the Repair Decision on or before the Potential Termination Date, this Lease shall terminate on the Potential Termination Date.

14.02	INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Unit is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to substantially complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Unit or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the foregoing, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.01 above.

14.03	RENT ABATEMENT

If all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period. The foregoing rent abatement shall not apply in the event the Premises are rendered untenantable by reason of a fire or other casualty caused in whole or in part by the negligence or willful act of Tenant or its agents, employees, contractors or invitees if such abatement would adversely affect Landlord’s or Tenant’s ability to collect under any of its insurance policies providing coverage for rental or business interruptions.

14.04	WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article Fourteen, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

ARTICLE FIFTEEN

EMINENT DOMAIN

15.01	TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Premises, the Unit, the Building or the Project is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.02	TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Proportionate Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Unit to the extent necessary to constitute the portion of the Unit not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Unit, the Building or Project or prevents the economical operation of the Unit, the Building or Project, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.03	COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord, relocation expenses and the interruption of or damage to Tenant’s business so long as there is no diminution of Landlord’s award as a result.

ARTICLE SIXTEEN

INSURANCE

16.01	TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease. Such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Five Million and No/100 Dollars ($5,000,000.00); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) Special Form property insurance in an amount adequate to cover the full replacement cost of all Tenant Additions to the Premises, equipment, installations, fixtures and contents of the Premises in the event of loss; (d) In the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages as Landlord reasonably requires that is reasonably consistent with the insurance that Landlord requires for other tenants occupying two (2) floors of more of the Building.

16.02	FORM OF POLICIES

Each policy referred to in Section 16.01 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Indemnitees as additional insureds (except Workers’ Compensation, and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California, (iii) where applicable, provide for deductible amounts not to exceed $75,000.00 and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or materially changed without thirty (30) days’ prior written notice to the Landlord, and (v) each policy of All Risks or Special Form property insurance shall have an A.M. Best’s rating of not less than A-VIII; and shall, if available at no, or minimal, additional cost, provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies (the “Waiver Clause”); provided, however that the inability of Tenant to obtain the Waiver Clause shall not be a default hereunder. In the event policies are not endorsed to provide Landlord with thirty (30) days’ prior written notice of cancellation as required in (iv) above, Tenant shall provide immediate written notification of such cancellation to Landlord. Tenant shall deliver to Landlord, certificates of insurance, not less than ten (10) days prior to the Commencement Date and prior to the expiration date of each policy. Notwithstanding anything to the contrary in this paragraph, if Landlord is brought into a suit or claim under Tenant’s required insurance coverages, Landlord reserves the right to receive a full copy of the applicable policy(ies).

16.03	LANDLORD’S INSURANCE

Landlord agrees to purchase (or cause to be purchased) and keep in full force and effect (or cause to be kept in effect) during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts not less than the greater of eighty (80%) percent of the then full replacement cost (without depreciation) of the Building (above foundations and excluding Tenant Additions to the Premises) or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, against fire and such other risks as may be included in standard forms of all risk or special form coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death and property damage. Such insurance shall be for a combined single limit of Five Million and No/100 Dollars ($5,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.04	WAIVER OF SUBROGATION

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its “Special Form” insurance policy or policies on Tenant Additions to the Premises, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Real Property and the fixtures, appurtenances and equipment therein, except Tenant Additions, to the extent the same is covered by Landlord’s insurance (or would have been covered but for Landlord’s election not to maintain full replacement cost coverage), notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant of the Real Property who shall have executed a similar waiver as set forth in this Section 16.04 (c) for loss or damage to Tenant Additions, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.05	NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

ARTICLE SEVENTEEN

WAIVER OF CLAIM; INDEMNITY

17.01	WAIVER OF CLAIMS

To the extent permitted by Law, Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by the Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property, or any part of either, or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by the willful and wrongful act of any of the Indemnitees. If any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, subject to the waivers set forth in Section 16.04, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within thirty (30) days of receipt (or deemed receipt) of written demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.02	INDEMNITY BY TENANT

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve Indemnitees of liability to the extent such liability is caused by the willful and wrongful act of Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.04 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All-Risks” property insurance.

17.03	WAIVER OF CONSEQUENTIAL DAMAGES

To the extent permitted by law, Tenant hereby waives and releases the Indemnitees from any consequential damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of any injury or damage, whether or not caused by the willful and wrongful act of any of the Indemnitees. To the extent permitted by law, but except for damages recoverable pursuant to Section 7.01(b), Sections 11.02(b) and (c), Article Thirteen, and Section 20.02, Landlord hereby waives and releases Tenant from any consequential damages, including loss of business or profits as a result of any injury or damage, whether or not caused by the negligence, or by the willful and wrongful act, of Tenant.

ARTICLE EIGHTEEN

RULES AND REGULATIONS

18.01	RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit C attached hereto and with all reasonable, nondiscriminatory modifications and additions thereto which Landlord may make from time to time and which are provided to Tenant in writing.

18.02	ENFORCEMENT

Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit C or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

ARTICLE NINETEEN

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Project’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building or Project; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon not less than one (1) business day’s prior written notice to Tenant, to display the Premises to prospective purchasers during Tenant’s normal business hours at any time during the Term and to prospective tenants during Tenant’s normal business hours during the last nine (9) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building or Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building or Project, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) to have access for Landlord and other tenants of the Project to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Project after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord may reasonably prescribe for security purposes.

ARTICLE TWENTY

ESTOPPEL CERTIFICATE

20.01	IN GENERAL

Within fifteen (15) business days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate, in recordable form, if requested, binding upon Tenant, certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto, or if the Premises have not been completed as aforesaid, the nature of any default or claim against the Landlord or other party; (vii) that if an assignment of rents or leases has been served upon the Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (xix) to any other information reasonably requested.

20.02	ENFORCEMENT

In the event that Tenant fails to deliver an Estoppel Certificate within five (5) business days after written notice that the fifteen (15) business days provided in Section 20.02(a) above has expired, which failure is not cured within such five (5) business day period, then Tenant shall be deemed to have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute and deliver such Estoppel Certificate and in addition to any other remedy available to Landlord, Landlord may impose a charge equal to $500.00 for each day that Tenant fails to deliver an Estoppel Certificate.

ARTICLE TWENTY-ONE

INTENTIONALLY OMITTED

ARTICLE TWENTY-TWO

REAL ESTATE BROKERS

Tenant represents that, except for the broker(s) listed in Section 1.01(17), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to pay any commission to which Landlord’s Broker listed in Section 1.01(17) is entitled in connection with this Lease pursuant to Landlord’s written agreement with such broker. Landlord and Tenant agree that Landlord and Tenant agree that any commission payable to Tenant’s Broker shall be paid by Tenant except to the extent Tenant’s Broker and Landlord’s Broker have entered into a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord.

ARTICLE TWENTY-THREE

MORTGAGEE PROTECTION

23.01	SUBORDINATION AND ATTORNMENT

(a) This Lease is and shall be expressly subject and subordinate at all times to the Declaration and all other documents relating to the condominium of which the Building forms a part and to (i) any ground or underlying lease of the Real Property, now or, provided the ground lessor thereunder has tendered to Tenant a commercially reasonable nondisturbance instrument providing that, subject to the Recognition and Attornment Provisions (as hereinafter defined), in the event of termination of the ground lease, if a Default has not occurred, this Lease will not be terminated or extinguished, nor will the rights and possession of Tenant hereunder be disturbed, hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or, provided the lender thereunder has tendered to Tenant a commercially reasonable subordination and nondisturbance instrument providing that, subject to the Recognition and Attornment Provisions, in the event of a foreclosure of the mortgage or deed of trust or deed in lieu of foreclosure, if a Default has not occurred, this Lease will not be terminated or extinguished, nor will the rights and possession of Tenant hereunder be disturbed, hereafter encumbering fee title to the Real Property, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; provided however, that Mortgagee shall be obligated to cure any default that is capable of being cured by Mortgagee and that is continuing as of the date Mortgagee acquires title to the Premises within a reasonable period after the date Tenant delivers written notice of such default to Mortgagee; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor, other than nonmaterial, nonfinancial amendments and amendments or modifications or amendments to effect the exercise of rights expressly set forth in Lease; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor (collectively, the “Recognition and Attornment Provisions”). This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument for and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days of a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein.

(b) If, as of the date of execution of this Lease, the Building or the Project or Landlord’s interest or estate therein, or any portion thereof, is subject to any existing mortgages or deeds of trust, Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant within a commercially reasonable time, a written nondisturbance agreements from each Mortgagee on such entity’s then current form.

23.02	MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure) and such cure is completed within one hundred twenty (120) days. Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of the Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE TWENTY-FOUR

NOTICES

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall sent by Federal Express or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Sections 1.01(2) and (3).

(c) Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent.

(d) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE TWENTY-FIVE

OFAC

Landlord advises Tenant hereby that the purpose of this Article is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

Tenant covenants that during the term of this Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Article. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Lease is true and complete.

ARTICLE TWENTY-SIX

MISCELLANEOUS

26.01	LATE CHARGES

(a) The Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits shall be due when and as specifically provided above. Except for such payments and late charges described below, which late charge shall be due when provided below (without notice or demand), all other payments required hereunder to Landlord shall be within thirty (30) days after receipt of Landlord’s demand therefor. All Rent and charges, except late charges, not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b) In the event Tenant is more than five (5) business days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that: (i) such delinquency may cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant; (ii) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

(c) Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

26.02	NO JURY TRIAL; VENUE; JURISDICTION

To the extent permitted by Law, each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Building is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. By execution of this Lease the parties agree that this provision may be filed by any party hereto with the clerk or judge before whom any action is instituted, which filing shall constitute the written consent to a waiver of jury trial pursuant to and in accordance with Section 631 of the California Code of Civil Procedure. No party has in any way agreed with or represented to any other party that the provisions of this Section will not be fully enforced in all instances. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

26.03	DEFAULT UNDER OTHER LEASE

It shall be a Default under this Lease if Tenant or any Affiliate holding any other lease with Landlord for premises in the Building defaults under such lease and as a result thereof such lease is terminated or terminable.

26.04	OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of the Lease to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, the Lease shall constitute an irrevocable offer by Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

26.05	AUTHORITY

Each person executing this Lease on behalf of Landlord and Tenant hereby covenants and warrants that: (a) the entity on whose behalf such person is signing is duly organized and validly existing under the laws of its state or country of organization; (b) such entity has full right and authority to enter into this Lease and to perform all of Landlord’s and Tenant’s obligations hereunder; and (c) each person (and both of the persons if more than one signs) signing this Lease on behalf of Landlord or Tenant is duly and validly authorized to do so.

26.06	ENTIRE AGREEMENT

This Lease, the Exhibits and Rider(s) attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

26.07	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If Mortgagee of Landlord requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other significant change in the rights and obligations of Tenant hereunder, then Tenant agrees that the Lease may be so modified.

26.08	EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Five Million Dollars ($5,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

26.09	ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article Ten, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

26.10	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Unit, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to Five Million Dollars ($5,000,000.00) and Tenant shall not be entitled to any judgment in excess of such amount.

26.11	BINDING EFFECT

Subject to the provisions of Article Ten, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.12	CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.13	TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

26.14	ABANDONMENT

In the event Tenant abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall: (i) have the right to enter into the Premises in order to show the space to prospective tenants; (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises; and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.02(b) or pursuant to California Civil Code

Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

26.15	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease which default is not cured within ten (10) business days after Tenant’s receipt of written notice and, except in case of emergency, e, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable within thirty (30) days after receipt of written demand from Landlord.

26.16	SECURITY SYSTEM

Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

26.17	NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

26.18	RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a memorandum of this Lease, in recordable form.

26.19	SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and/or Indemnitees shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of the Lease.

26.20	EXHIBITS OR RIDERS

All Exhibits, Riders and/or addenda referred to in this Lease as an Exhibit, Rider, or addenda hereto, or attached hereto, are hereby incorporated into and made a part of this Lease.

26.21	DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST

Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Lease, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

ARTICLE TWENTY-SEVEN

HAZARDOUS SUBSTANCES DISCLOSURE

California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, Tenant is hereby notified of the existence of asbestos containing materials (“ACM”). Certain areas of the Building contain ACM, but these areas are generally inaccessible to tenants, such as machinery rooms, inside of sealed walls and above suspended ceilings. Tenant agrees not to expose or disturb any ACM unless Landlord has given Tenant prior written consent thereto and Tenant complies with all Laws and the Building’s written procedures for handling ACM. Tenant may obtain a copy of the Building’s written procedures for handling asbestos from the Building office.

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.01(4) hereof.

TENANT:		LANDLORD:

Xoom Corporation, a Delaware corporation		Metropolitan Life Insurance Company, a New York corporation

By	/s/ John Kunze	By	/s/ Joel R. Redmon
	John Kunze		Joel R. Redmon
	Print name		Print name
Its	President & CEO	Its	Managing Director
(Chairman of Board, President or Vice President)

By	/s/ Ryno Blignaut
Ryno Blignaut
Print name
Its	Chief Financial Officer
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

EXHIBIT A

PLAN OF PREMISES

Exhibit A - Page 1

EXHIBIT B

WORK LETTER AGREEMENT

(TENANT BUILD)

This Work Letter Agreement (“Work Letter”) is attached to and a part of a certain Office Lease by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Xoom Corporation, a Delaware corporation, as Tenant, for the Premises (the “Lease”). Terms used herein and not defined herein shall have the meaning of such terms as defined elsewhere in the Lease. For purposes of this Work Letter, references to “Premises” shall mean Floor 12 Premises, Floor 13 Premises and the Must-Take Space, as applicable. Reference to “State” and “City” shall mean the State and City in which the Building is located.

1. AS IS Condition; Delivery.

Landlord shall deliver the Premises broom-clean in its current “as built” configuration with existing build-out of the tenant space, with the Premises and the Building (including the “Base Building”, as defined below) in their AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation except to the extent expressly provided in this Work Letter. For purposes hereof, the “Base Building” (sometimes also referred to as the “Base Building Work”) shall mean the improvements made and work performed during the Building’s initial course of construction and modifications thereto, excluding all original and modified build-outs of any tenant spaces.

2. Landlord Work.

Notwithstanding any of the foregoing to the contrary, subject to delays caused by Force Majeure or Tenant Delay, Landlord, at Landlord’s sole cost and expense, shall perform the “Landlord Work” (defined below) and deliver the Premises to Tenant no later than the Projected Delivery Date (as defined Section 2 of Rider 2) in the “Delivery Condition”. “Delivery Condition” shall mean the work set forth on Exhibit B-1 hereto (“Landlord Work”), shall be Substantially Complete, and the Premises shall be in broom-clean condition with respect to Landlord Work, but Landlord shall not be obligated to do any clean-up or refuse removal related to construction of Tenant Work.

3. Tenant’s Plans.

3.1. Description. At its expense, Tenant shall employ:

(i) one or more architects reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Architect”) to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition or Landlord Work) (Huntsman Architectural Group, if used by Tenant as Tenant’s Architect, is consented to by Landlord);

(ii) either of: (a) one or more engineers reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Engineers”) to prepare mechanical, plumbing, sprinkler and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition or Landlord Work (if any), or (b) Amit Wadwa & Associates, “Landlord’s Mechanical, Plumbing and Electrical Engineer”, to prepare mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to the AS IS condition or Landlord Work (if any); and

(iii) the structural engineer designated by Landlord and licensed by the State to prepare structural working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to the AS IS condition or Landlord Work (Holmes Culley, as structural engineer, is hereby approved by Landlord).

All such drawings and specifications are referred to herein as “Tenant’s Plans”. Tenant’s Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant’s Architect shall be responsible for coordination of all engineering work for Tenant’s Plans and shall coordinate with any consultants of Tenant (the use of which is subject to Landlord’s consent), and Landlord’s space planner or architect to assure the consistency of Tenant’s Plans with the Base Building Work and Landlord Work.

Tenant shall pay Landlord, within thirty (30) days of receipt of each invoice from Landlord, the reasonable cost incurred by Landlord for Landlord’s architects and engineers to review Tenant’s Plans for consistency of same with the Base Building Work and Landlord Work. Tenant’s Plans shall also include the following:

(a) Final Space Plan: The “Final Space Plan” for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading). The Final Space Plan shall: (i) be compatible with the design, construction, systems and equipment of the Base Building and Landlord Work,z (ii) comply with the requirements of Landlord

Exhibit B - Page 1

and comply with the requirements of the owners(s) of other condominium units applicable to the Common Areas and/or Project Areas (collectively, (i) and (ii) may be referred to as “Building Standards”): (iii) comply with Laws; (iv) be capable of logical measurement and construction; and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from Landlord’s engineers pursuant to Section 3.1(b) below, for all mechanical and electrical systems in the Premises). Prior to submission to Landlord, the Final Space Plan shall have been reviewed and approved by the City Building and Fire Departments, and shall be on file with the Building Department, registered with a preliminary plan check number.

Notwithstanding any of the foregoing to the contrary, if so requested by Tenant in writing (and prominently in all capital and bold lettering which also states that such request is pursuant to Section 3.1 of the Work Letter) at the time Tenant requests approval of any Tenant Work or subsequent Tenant Alterations, Landlord shall advise Tenant at the time of the Final Space Plan, as to which of Tenant’s non-generic office improvements must be removed by Tenant from the Premises; provided, however, regardless of the foregoing, in any event, Landlord may require removal of any Tenant Additions containing Hazardous Material and all Tenant’s trade fixtures, and, subject to Section 6.03, cabling and wiring installed for Tenant’s personal property or trade fixtures.

(b) Mechanical, Plumbing, Sprinkler and Electrical Working Drawings and Specifications: Tenant shall employ engineers reasonably approved by Landlord to prepare Mechanical, Plumbing, Sprinkler and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control to the extent the Tenant Work would impact, modify or add to any of such systems. Tenant shall employ Landlord’s Mechanical Engineer, Landlord’s Plumbing Engineer, Landlord’s Sprinkler Engineer and Landlord’s Electrical Engineer to prepare a capacity and usage report (“Capacity Report”) for all mechanical, plumbing, sprinkler and electrical systems in the Premises.

(c) Issued for Construction Documents: The “Issued for Construction Documents” shall consist of all drawings (1/8” scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

3.2. Approval by Landlord. Tenant’s Plans and any revisions thereof shall be subject to Landlord’s approval, which approval or disapproval:

(i) shall not be unreasonably withheld or conditioned provided however, that Landlord may disapprove Tenant’s Plans, in its sole and absolute discretion, if they: (a) adversely affect the structural integrity of the Building at the Project; (b) adversely affect any of the Building Systems (as defined below), the Common Areas, Project Areas, or any other tenant space (whether or not currently occupied); (c) fail to fully comply with Laws; (d) affect the exterior appearance of the Building at the Project; or (e) provide for improvements which do not meet or exceed the Building Standards. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), security (if any), and elevator (if any) systems in the Building.

(ii) shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord fails to notify Tenant in writing whether it approves or reasonably disapproves the Tenant’s Plans within such ten (10) business day period or such five (5) business day period, respectively as the case may be and such failure continues for more than five (5) business days following Landlord’s receipt of a second written request from Tenant given by a method permitted by Article 24 of the Lease and containing any documentation or information required to be provided by Tenant with such request, then Landlord shall be deemed to have approved the Tenant’s Plans submitted with such notice provided that Tenant’s transmittal letter for such second request contains substantially the language set out in the following sentence. Tenant’s transmittal letter for any such second request must include substantially the following language in uppercase, boldfaced type of a size not less than fourteen (14) point on the first page thereof: “NOTE: PURSUANT TO SECTION 3.2 OF THE WORK LETTER, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE TENANT’S PLANS PROPOSED BY TENANT IN THIS LETTER UNLESS LANDLORD DENIES THE REQUEST WITHIN FIVE (5) BUSINESS DAYS OF LANDLORD’S RECEIPT OF THIS LETTER.

If Landlord disapproves of any of Tenant’s Plans, Landlord shall advise Tenant in writing of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord’s approval. The approval procedure shall be repeated as necessary until Tenant’s Plans are ultimately approved. Approval by Landlord shall not be

Exhibit B - Page 2

deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant’s Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant’s Plans and for the compliance of Tenant’s Plans with any and all Laws.

3.3. Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord’s construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work. Landlord shall complete its review of each stage of Tenant’s Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

3.4. City Requirements. Any changes in Tenant’s Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord’s review and approval.

3.5. “As-Built” Drawings and Specifications. A CADD-DXF diskette file and a set of Mylar reproducibles of all “as-built” drawings and specifications of the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant’s Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant’s expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and diskette(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce the drawings and diskette(s) within fifteen (15) business days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce the drawings and diskette(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

3.6. Lender’s Certificate. Tenant shall cause Tenant’s Architect to provide to Landlord’s lender(s), within ten (10) business days after request of Landlord, a certificate, in form and substance satisfactory to such lender(s), certifying that, as of the date of the certificate, Tenant Work and its use fully comply with all Laws in effect at the time Tenant took occupancy.

4. Tenant Work.

4.1. Tenant Work Defined. All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 7 below) is referred to in this Work Letter as “Tenant Work” (and all improvements so required and resulting therefrom may sometimes in the Lease, or otherwise, be referred to as “Tenant Improvements”).

4.2. Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Work Letter, and except to the extent modified by or inconsistent with express provisions of this Work Letter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Work Letter) and all such Tenant Work shall be considered “Tenant Alterations” for purposes of the Lease. All Tenant Work by or on behalf of Tenant shall be performed in compliance with the 425 Market Street Tenant Construction Standards and in accordance with the Conditions for Construction and Asbestos Procedures.

4.3. Construction Contract. All contracts and subcontracts for Tenant Work shall include any terms and conditions which are reasonably required by Landlord.

4.4. Contractor. Tenant shall select one or more contractors to perform the Tenant Work, who shall be subject to Landlord’s prior written approval (“Contractor”) which approval will not be unreasonably withheld, conditioned or delayed.

4.5. Division of Landlord Work and Tenant Work. Tenant Work is defined in Section 4.1 above and Landlord Work, if any, is defined in Section 2.

4.6. Access & Services. Landlord shall provide without charge to Tenant, the Contractor, its subcontractors, Tenant’s Architect, Tenant’s Engineers, Tenant’s consultants and their respective employees normal Building security, access to and use of the loading dock, utilities and HVAC, toilet facilities, freight elevators or other normal Building services, to the extent they are compatible with construction in progress, during the design and construction period for Tenant Work, at times arranged in advance with and approved by the manager of the Building or Project. Notwithstanding the foregoing agreement not to charge Tenant for such expenses, Tenant understands and agrees that such expenses, whether incurred for Tenant or other tenants in the Building are part of Operating Expenses. Provided that Tenant has provided Landlord at least fourteen (14) days prior written notice of Tenant’s move into the Building, Tenant will have priority use of one of the two freight elevators during the weekend that it moves into the Building. In addition, Tenant will not be charged for use of the freight elevators during its move-in period. All stocking of Tenant’s construction materials for Tenant Work shall be as provided in Section 8.7 below.

5. Tenant’s Expense; Allowance.

Tenant shall pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below).

Exhibit B - Page 3

Subject to the terms and conditions of this Work Letter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs. The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Premises, actual and reasonable costs of design thereof, costs incurred by Landlord for Landlord’s architects and engineers pursuant to Section 3.1, and Landlord’s construction administration fee (defined in Section 8.12 below), and shall exclude costs of “Tenant’s FF& E” (defined below). For purposes of this Work Letter, “Tenant’s FF& E” shall mean furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof. Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) in the amount of Sixty-Five Dollars ($65.00) per square foot of the Rentable Area of the applicable Premises. The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs, except as expressly provided herein. Only if and after at least eighty-five percent (85%) of the Allowance is used for the purposes specified above, and only after Tenant has completed the Tenant Work and provided to Landlord all the items required by Section 6.4 below, if and to the extent that any of the Allowance remains unused and available, Tenant may, upon written application to Landlord, use up to a maximum of Five Dollars ($5.00) per square foot of the Rentable Area of the applicable Premises as a credit against rent coming due under the Lease. In addition to the Allowance, Landlord shall provide Tenant an allowance (“Design Allowance”) in the amount of not more than Fifteen Cents ($0.15) per square foot of the Rentable Area of the applicable Premises solely to reimburse Tenant’s reasonable costs of design, space planning, consultants and construction drawings and specifications (including the Issued for Construction Documents). If within twelve (12) months after the Commencement Date of the Lease, Tenant does not utilize one hundred percent (100%) of the Allowance for the purposes specified above and submit full and complete application(s) for disbursement thereof pursuant to Section 6 below, Tenant shall have no right to the unused portion of the Allowance.

6. Application and Disbursement of the Allowance.

6.1. Tenant shall prepare a budget for all Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work (“Budget”), which Budget shall be subject to the reasonable approval of Landlord. Such Budget shall be supported by a guaranteed maximum cost construction contract and such other documentation as Landlord may reasonably require to evidence the total costs. Portions of the Allowance shall be advanced to Tenant periodically on a monthly basis after commencement of construction of the Tenant Work by Tenant in accordance with the provisions of this Article 6. “Landlord’s Retention” shall mean an amount equal to ten percent (10%) of the Allowance, which Landlord shall retain out of the Allowance and shall not be obligated to disburse unless and until after Tenant has completed the Tenant Work and complied with Section 6.4 below. No disbursement of the Allowance shall be made unless Tenant has provided Landlord with: (a) bills and invoices covering all labor and material expended and used; (b) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs; (c) contractors affidavit covering all labor and materials expended and used; and valid mechanics’ lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 6.2 and 6.4 below.

6.2. Upon Tenant’s full compliance with the provisions of Section 6, and if there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Work or providing materials for Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance as follows:

(a) In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Work, upon the following terms and conditions: (i) such costs are included in the Budget, are Permanent Improvement Costs, are covered by the Allowance, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iii) Landlord, or Landlord’s appointed agent, has inspected and approved the work for which Tenant seeks payment; or

(b) In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant, are included in the Budget, are Permanent Improvement Costs, and are covered by the Allowance; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably approved by Landlord, setting forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iv) Landlord, or Landlord’s appointed agent, has inspected and approved the work for which Tenant seeks reimbursement.

6.3. Tenant shall provide Landlord with the aforementioned documents by the 15th of the month and payment shall be made by the 30th day of the month following the month in which such documentation is provided.

6.4. Prior to Landlord disbursing the Landlord’s Retention to Tenant and any remaining allowance money not distributed in accordance with Section 6.2 above during the course of construction, Tenant shall submit to Landlord the following items within thirty (30) days after completion of the Tenant

Exhibit B - Page 4

Work: (i) “As Built” drawings and specifications pursuant to Section 3.5 above; (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work; (iii) a “Certificate of Completion” prepared by Tenant’s Architect; (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs; and (v) all the items listed in the close-out checklist pursuant to the 425 Market Street Tenant Construction Standards, including, but not limited to a signed-off permit card, waste manifests, operating manuals and warranties.

7. Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities.

8. Miscellaneous.

8.1. Scope. Except as otherwise set forth in the Lease, this Work Letter shall not apply to any space added to the Premises by Lease option or otherwise.

8.2. Electrical: The Building electrical system allows a Tenant improvement design as follows:

(a) Lighting: A maximum of 1.3 watts of connected load per square foot of Usable Area within the Premises for Building standard lighting.

(b) Power: A maximum of 5 watts of connected load per square foot of Usable Area within the Premises for all outlets and other power requirements (exclusive of the standard heating, ventilating and air conditioning of the Building System).

8.3. Tenant Work shall include (at Tenant’s expense) for all of the Premises:

(a) Building approved lighting sensor controls as necessary to meet applicable Laws;

(b) Building Standard fluorescent fixtures in all Building office areas;

(c) Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building’s system and shall be tested and certified prior to Tenant’s occupancy of the Premises by a State certified testing company;

(d) Building Standard ceiling systems (including tile and grid) and;

(e) Building Standard air conditioning distribution and Building Standard air terminal units.

8.4. Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads “AS IS” on the date of delivery of the Premises to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Building firehose or firehose valve cabinets, if Tenant’s Plans and/or any applicable Laws necessitate such.

8.5. Floor Loading. Floor loading capacity is 100 lbs. per square foot (80 lbs. live load plus 20 lbs. for partitions, ceiling and doors). Tenant may exceed floor loading capacity with Landlord’s consent, at Landlord’s sole discretion and must, at Tenant’s sole cost and expense, reinforce the floor as required for such excess loading.

8.6. Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall promptly take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

8.7. Freight Elevator & Stocking of Material & Supplies. The Building contains two (2) freight elevator(s). All stocking of materials and supplies shall be done by Tenant’s contractor using the freight elevator on not less than 48 hours prior notice prior arrangement to the manager of the Building or Project and in accordance with any rules, regulations and guidelines of Landlord with respect to tenant improvement work. Tenant or it Contractor shall reserve the use of a freight elevator for such purposes with the Building manager at times available for such purposes. Tenant shall pay Landlord Landlord’s prevailing charge to provide such freight elevator use outside of Standard Operating Hours (as defined in Section 1.03 of the Lease).

8.8. Life Safety. It is agreed that Tenant (or Contractor) shall employ the services of Landlord’s approved Building fire and life-safety subcontractor for all fire and life-safety work at the Building.

Exhibit B - Page 5

8.9. Locks. Tenant agrees to purchase from Landlord or its agent all cylinders and keys used in locks used in the Premises.

8.10. Authorized Representatives. Tenant has designated Shawn Anderson, Corporate & Facilities Services Manager to act as Tenant’s representative with respect to the matters set forth in this Work Letter. In the event that and for so long as more than one individual is so designated, notices or requests from Landlord shall be sufficiently given or delivered if given or delivered to either individual, each individual is hereby authorized to act individually and alone, and each shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant may add or delete authorized representatives upon three (3) business days’ notice to Landlord.

8.11. Access to Premises. After Landlord has recovered possession of the Premises from any prior tenant, prior to delivery of possession to Tenant and during the period any Landlord Work is being performed, Tenant and its architects, engineers, consultants, and contractors shall have access at reasonable times and upon advance notice and coordination with the Building management, to the Premises for the purpose of inspecting Landlord Work, if any, and planning Tenant Work. Such access shall not in any manner interfere with Landlord Work, if any. Such access, and all acts and omissions in connection with it, shall be subject to and governed by all other provisions of the Lease, including, without limitation, Tenant’s indemnification obligations, insurance obligations, etc., except for the payment of Base Rent and Additional Rent. To the extent that such access by Tenant delays the Substantial Completion of the Landlord Work, such delay shall be a Tenant Delay and the Landlord Work shall be deemed Substantially Complete on the date such Landlord Work would have been completed but for such access.

8.12. Fee. Landlord shall receive a fee equal to one percent (1%) of Tenant’s construction contract for all costs, including, without limitation, materials, labor, supervision, profit, overhead or general conditions in connection with the construction of the Tenant Work. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenant’s Plans.

8.13. Unions. Tenant shall utilize union contractors and/or subcontractors.

9. Force and Effect.

The terms and conditions of this Work Letter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Work Letter and the Lease as to the specific matters which are the subject of this Work Letter, the terms and conditions of this Work Letter shall control.

Exhibit B - Page 6

EXHIBIT B-1

TO WORKLETTER AGREEMENT

LANDLORD WORK

Landlord Work shall mean the following work within the Premises, to be performed by Landlord’s contractor(s), in all cases using building standard materials and finishes and per Landlord’s design:

1)	Installation of main HVAC service to the Premises including the main loop and the primary duct;

2)	Installation of a main sprinkler loop, branches and uprights of diameter sufficient to comply with applicable building codes;

3)	Provide an electrical distribution system necessary to provide a minimum of five (5) watts per rentable square foot for Tenant’s convenience outlets and one and one-half (1.5) watts per rentable square foot for Tenant’s lighting;

4)	Provide restrooms, which shall be code compliant as of the applicable delivery date, subject to any waiver or variance in place which is applicable to the use during the Term; and

5)	Repair and patching of existing holes and damaged areas, if any, in the floors.

Exhibit B-1 - Page 1

EXHIBIT C

RULES AND REGULATIONS

As used here, all capitalized terms, including, for example, Premises, Landlord, Tenant, Building and Project, shall have the meanings set forth in the Lease of which these Rules and Regulations form a part.

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the outside or inside of the Building or Project or elsewhere on or within the Premises, except in the interior of the Premises, unless approved by the Landlord. Nothing shall be placed near the glass of any window, door, partition, or wall which may appear unsightly from outside the Project and no curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window in the Premises unless approved by the Landlord. In any event, where approved by the Landlord, all such items shall be installed inboard of the standard draperies provided for the Premises and shall in no way be visible from the exterior of the Project. The doors, windows, light fixtures and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed.

2. Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors. Tenant may also install vending machines for the use of its employees and visitors.

3. Nothing shall be done or permitted in or about the Premises, or brought or kept therein, which shall in any way increase the rate of or cause a cancellation of or otherwise affect any fire or other insurance upon the Building, the Project or any property kept therein, or conflict with any fire laws or regulations or with any insurance policy upon the Premises or any part thereof. Unless approved by the Landlord, no kerosene, gasoline or inflammable or combustible fluid or material shall be used or kept in or about the Premises; nor shall any method of heating or air conditioning be used for the Premises other than that supplied by the Landlord or except as expressly provided in the Lease. The Tenant shall comply with all fire regulations that may be approved by the Landlord. In the event any use or activity shall lead to an increase in fire or other insurance premiums payable on the insurance obtained by the Landlord, or insurance covering Project Areas for which the Building pays a share, or insurance procured by an individual tenant, the party causing such increase shall be liable for payment of the same to the Landlord, the owners of the Project or such individual tenant, as the case may be. The party so charged with increasing premium costs shall have the right to contest the validity of such increase.

4. Nothing shall be done or permitted in or about the Premises which shall in any way obstruct or interfere with the use of the Premises for their intended purposes, or obstruct or interfere with the rights of any tenant or occupant of the Project, or injure or annoy them, nor shall the Premises or any part thereof be used for any immoral, unlawful, disorderly or extra-hazardous purpose, or for lodging or sleeping, nor shall any nuisance be caused, maintained or permitted in or about the Premises, nor shall any animals or birds be brought or kept in or about the Premises, other than service animals, such as seeing eyedogs.

5. The floors of the Building shall not be overloaded, nor shall any safe or other heavy object be installed in the Premises without sufficient provision being made for the proper distribution of the weight thereof.

6. Except as expressly provided in the Antennae License Agreement, Tenant shall not install any radio or television antenna, loudspeaker or any other device on the exterior of the office building of which the Building is a part.

7. Tenant shall keep its Premises in a good state of preservation and cleanliness. It shall not allow anything whatever to fall from the windows or doors of the Premises, nor shall it sweep or throw from the Premises any dirt or other substance into any of the corridors or halls, elevators, ventilators or elsewhere in the Building or the Project. Refuse shall be placed in containers in such manner and at such times and places as may be directed by the Landlord, the manager of the Building or Project, or its agents.

8. The sidewalks, entrances, elevators, vestibules, corridors, halls, landings and fire exits must not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the Premises, the Building and the Project. Use of the stairways between floors of the Premises is subject to the terms of the Lease.

9. Tenant and occupants shall not cause or permit any disturbing noises or objectionable odors to be produced upon or to emanate from the Premises.

10. Water closets and other water apparatus in the Building shall not be used for any purpose other than those for which they were designed, nor shall any sweepings, rubbish, rags or other articles be thrown into same. Any damage resulting from misuse of any water closets or other apparatus in the Premises shall be repaired and paid for by Tenant.

11. No vehicle belonging to a Tenant or to an employee, licensee, invitee, contractor, agent, client or visitor of a Tenant or occupant shall be parked in such manner as to impede or prevent ready access by any other vehicle to any entrance to or exit from the Building, Project or parking garage.

Exhibit C - Page 1

12. Tenant and occupants and employees, licensees, invitees, contractor, agents, clients or visitors shall not at any time or for any reason whatsoever enter upon or attempt to enter upon the roof of the office building of which the Building is a part.

13. Canvassing, soliciting and peddling in or about the Premises shall be prohibited and Tenant and occupants of the Premises shall cooperate to prevent the same.

14. Unless approved by the Landlord, no hand trucks, except those equipped with rubber tires and side guards, shall be used in or about the Project, and no other carts or vehicles of any kind shall be used in or about the Building except for those which are permitted to be used in the Project’s parking garage.

15. No furniture, freight, or equipment of any kind shall be brought into or received in the Project or carried in the elevators, except at such time and in such manner as shall be approved by the Landlord or by the manager of the Building or Project.

16. The directory of the Project shall be used exclusively for the display of the names and locations of the tenants and occupants of the Project.

17. Tenant shall see that the exterior doors of its Premises are closed and securely locked on Saturdays, Sundays and legal holidays and not later than 7:00 P.M. of each other day. Tenant shall exercise care and caution that all water faucets or water apparatus are entirely shut off before Tenant or its employees leave the Premises, and that all utilities, electricity, gas or air, shall likewise be carefully shut off so as to prevent waste or damage.

18. Tenant shall comply with such security measures and procedures as may be reasonably approved by Landlord for the operation of the Building and the conduct of business therein.

19. Complaints regarding services or operation of the Building shall be made in writing to Landlord or the manager of the Building.

20. All work performance by or on behalf of Tenant shall be performed in compliance with the 425 Market Street Tenant Construction Standards and in accordance with the Conditions for Construction and Asbestos Procedures.

21. Subject to the terms of this Lease, these rules and regulations and any consent or approval given hereunder may be added to, amended or repealed at any time by Landlord, provided that such changes are adopted by Landlord in the good faith exercise of its business discretion and are nondiscriminatory.

Exhibit C - Page 2

EXHIBIT D

FAIR MARKET RENTAL RATE

1. Definition of Fair Market Rental Rate. “Fair Market Rental Rate” shall mean the Monthly Base Rent equal to the monthly base rental per rentable square foot which a tenant would pay and which a willing landlord would accept for space comparable to the Premises in the Building and in other buildings of class A standards in the San Francisco financial district (the “Applicable Market”) for the period for which such rental is to be paid and for a lease on terms substantially similar to those of the Lease (including, without limitation, those applicable to Taxes, Operating Expenses and exclusions, but also considering so-called net and triple net leases, and leases utilizing operating expense stops or base years, and making appropriate adjustment between such leases and this Lease, as described below), based on prevailing market conditions in the Applicable Market at the time such determination is made (“Comparable Transactions”). Without limiting the generality of the foregoing, Comparable Transactions shall be for a term similar to the term of tenancy and for space comparable in use, floor levels, view and orientation, square footage and location within the Building and in the Applicable Market as the transaction for which Fair Market Rental Rate is being determined; however, leases of unusual or odd shaped spaces shall not be considered. In any determination of Fair Market Rental Rate, the stated or contract monthly net or base rental in Comparable Transactions shall be appropriately adjusted to take into account the different terms and conditions prevailing in such transactions and those present in the Lease, including, without limitation: (a) the extent to which average annual expenses and taxes per rentable square foot payable by tenants in Comparable Transactions vary from those payable by Tenant under the Lease, and so, for example, if the Lease provides for payment of Rent Adjustments and/or certain Operating Expenses on the basis of increases over a base year, then the rate of Monthly Base Rent under the Lease shall be based upon a step-up to change the calendar year which serves as the base year for calculation of the base for such Operating Expenses for the Option Term to be the full calendar year in which the Option Term commences, and such step-up shall be considered in the determination of the Fair Market Rental Rate; (b) tenant improvements, value of existing tenant improvements in their then current condition, the concessions, if any, being given by landlords in Comparable Transactions, such as parking charge abatement, free rent or rental abatement applicable after substantial completion of any tenant improvements (and no adjustment shall be made for any free or abated rent during any construction periods), loans at below-market interest rates, moving allowances, space planning allowances, lease takeover payments and work allowances, as compared to any tenant improvement, refurbishment or repainting allowance given to Tenant under the Lease for the space for which Fair Market Rental Rate is being determined; (c) the brokerage commissions, fees and bonuses payable by landlords in Comparable Transactions (whether to tenant’s agent, such landlord or any person or entity affiliated with such landlord), as compared to any such amounts payable by Landlord to the broker(s) identified with respect to the transaction for which Fair Market Rental Rate is being determined; (d) the time value of money; (e) any material difference between the definition of rentable area and the ratio of project rentable to useable square feet in Comparable Transactions, as compared to such figures applicable to the space for which Fair Market Rental Rate is being determined; and (f) the extent to which charges for parking by tenants in Comparable Transactions vary from those payable by Tenant under the Lease.

2. Sealed Estimates. In the event the Lease requires Fair Market Rental Rate to be determined in accordance with this Exhibit, Landlord and Tenant shall meet within ten (10) business days thereafter and each simultaneously submit to the other in a sealed envelope its good faith estimate of Fair Market Rental Rate (the “Estimates”). If the higher Estimate is not more than one hundred five percent (105%) of the lower Estimate, then Fair Market Rental Rate shall be the average of the two Estimates. If such simultaneous submission of Estimates does not occur within such ten (10) business day period, then either party may by notice to the other designate any reasonable time within five (5) business days thereafter and any reasonable place at or near the Building for such meeting to take place. In the event only one party submits an Estimate at that meeting, such Estimate shall be Fair Market Rental. In the event neither party submits an Estimate at that meeting, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect.

3. Selection of Arbitrators. If the higher Estimate is more than one hundred five percent (105%) of the lower Estimate, then either Landlord or Tenant may, by written notice to the other within five (5) business days after delivery of Estimates at the meeting, require that the disagreement be resolved by arbitration. In the event neither party gives such notice, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect. Within five (5) business days after such notice, the parties shall select as arbitrators three (3) mutually acceptable independent MAI appraisers and/or real estate brokers with experience in real estate activities, including at least ten (10) years’ experience in appraising office space in the San Francisco Financial District (“Qualified Appraisers”). If the parties cannot timely agree on such arbitrators, then within the following five (5) business days, each shall select and inform the other party of one (1) Qualified Appraiser and within a third period of five (5) business days, the two appraisers (or if only one (1) has been duly selected, such single appraiser) shall select as arbitrators a panel of three additional Qualified Appraisers, which three arbitrators shall proceed to determine Fair Market Rental Rate pursuant to Section 4 of this Exhibit. Both Landlord and Tenant shall be entitled to present evidence supporting their respective positions to the panel of three arbitrators.

4. Arbitration Procedure. Once a panel of arbitrators has been selected as provided above, then as soon thereafter as practicable each arbitrator shall select one of the two Estimates as the one which, in its opinion, is closer to Fair Market Rental Rate. Upon an Estimate’s selection by two (2) of the arbitrators,

Exhibit D - Page 1

it shall be the applicable Fair Market Rental Rate and such selection shall be binding upon Landlord and Tenant. If the arbitrators collectively determine that expert advice is reasonably necessary to assist them in determining Fair Market Rental Rate, then they may retain one or more qualified persons, including but not limited to legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose Estimate is not chosen by the arbitrators shall pay the costs of the arbitrators and any experts retained by the arbitrators. Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

5. Rent Pending Determination of Fair Market Rental Rate. In the event that the determination of Fair Market Rental Rate has not been concluded prior to commencement of the applicable rental period for the applicable space for which the Fair Market Rental Rate is being determined, Tenant shall continue to pay the Base Rent and Rent Adjustment Deposit applicable to the last month of the Term until the Fair Market Rental Rate is determined. In the event that the Fair Market Rental Rate subsequently determined is different from the amount paid for the applicable period, then within thirty (30) days after such determination, Tenant shall pay Landlord any greater amounts due.

Exhibit D - Page 2

EXHIBIT E

FORM OF LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY

Our No.	Other

Applicant

TO:	Metropolitan Life Insurance Company
425 Market Street, Suite 1050
San Francisco, CA 94105
Attention: EIM Manager

IRREVOCABLE LETTER OF CREDIT NO.

We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee (“Beneficiary”) for drawings up to United States $             effective immediately. This Letter of Credit is issued, presentable and payable at our office at [issuing bank’s address in City specified by Landlord] and expires with our close of business on                 , 20     .

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No.                 , for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiry date or any automatically extended expiry date.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of [issuing bank] under this Letter of Credit is the individual obligation of [issuing bank], and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiry date hereof, or any future expiration date, unless at least thirty (30) days prior to an expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is transferable by the Beneficiary and by any successive transferees at no charge or cost to Beneficiary or any transferee. Transfers of this Letter of Credit are subject to receipt of Beneficiary’s (and subsequently, transferee’s) instructions in the form attached hereto as Exhibit A accompanied by the original Letter of Credit and amendments(s) if any.

This Letter of Credit is subject to and governed by the Laws of the State of New York and the 1993 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and, in the event of any conflict, the Laws of the State of New York will control. If this Credit expires during an interruption of business as described in article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this Credit is drawn against within 30 days after the resumption of business.

Very truly yours,

[issuing bank]

Exhibit E - Page 1

Exhibit A to Letter of Credit

[Bank – then current issuer of Letter of Credit]

c/o

Attention:

Re: Irrevocable Letter of Credit No.

Ladies & Gentlemen:

The undersigned acknowledges receipt of your advice No.                          of a credit issued in our favor, the terms of which are satisfactory. We now irrevocably transfer the said credit and all amendments and extensions thereof, if any, to:

[Name of Transferee]

[Address]

You are to inform the transferee of this transfer and such transferee shall have sole rights as beneficiary under the credit, including any amendments, extension or increases thereof, without notice to or further assent from us.

This transfer is at no charge or cost to Beneficiary or the transferee.

Yours very truly,

Beneficiary

By:

Acknowledged and agreed by Bank [then current issuer of Letter of Credit]:

(Bank – then current issuer of Letter of Credit)

Exhibit E - Page 2

EXHIBIT F

SCHEDULE OF TRANSACTIONAL COSTS

Leasing Commissions incurred by Landlord in connection with the Lease. For purposes of information only, prior to the Execution Date of the Lease, the amount of Leasing Commissions is estimated to be approximately:

Floor 12 Premises and Floor 13 Premises:	$1,113,357.00
Must Take Premises:	$564,270.00

Costs of the Tenant Improvements incurred by Landlord in connection with the Lease. To be determined upon completion of the Tenant Improvements in the applicable portion of the Premises. For purposes of information only, prior to the Execution Date, the amount of such costs is estimated to be approximately

Floor 12 Premises and Floor 13 Premises:	$3,446,105.00
Must Take Premises:	$1,746.550.00

Exhibit F - Page 1

EXHIBIT G

MUST-TAKE SPACE

Exhibit G - Page 1

RIDER 1

COMMENCEMENT DATE AGREEMENT

Metropolitan Life Insurance Company, a New York corporation (“Landlord”), and Xoom Corporation, a Delaware corporation (“Tenant”), have entered into a certain Office Lease dated as of             , 2013 (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date and Expiration Date of the Lease as provided for in Section 2.02(b) of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2. The Commencement Date (as defined in the Lease) of the Lease is                         .

3. The Expiration Date (as defined in the Lease) of the Lease is                         .

4. Tenant hereby confirms the following:

(a)	That it has accepted possession of the premises pursuant to the terms of the Lease;

(b)	That the Landlord Work, if any, is Substantially Complete; and

(c)	That the Lease is in full force and effect.

5. Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

6. The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:	LANDLORD:

Xoom Corporation, a Delaware corporation	Metropolitan Life Insurance Company, a New York corporation

By

By

Print name
Print name	Its

Its
(Chairman of Board, President or Vice President)

By

Print name

Its
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

Rider 1 - Page 1

RIDER 2

ADDITIONAL PROVISIONS

This Rider 2 (“Rider”) is attached to and a part of a certain Office Lease dated as of December 20, 2013 , by Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Xoom Corporation, a Delaware corporation (for purposes of this Rider, “Xoom”), as Tenant, for the Premises as described therein (the “Lease”).

SECTION 1. DEFINED TERMS; FORCE AND EFFECT

Capitalized terms used in this Rider shall have the same meanings set forth in the Lease except as otherwise specified herein and except for terms capitalized in the ordinary course of punctuation. This Rider forms a part of the Lease. Should any inconsistency arise between this Rider and any other provision of the Lease as to the specific matters which are the subject of this Rider, the terms and conditions of this Rider shall control.

SECTION 2. CONDITION OF PREMISES; DELIVERY; CONSTRUCTION PERIOD; COMMENCEMENT DATE; TERM

2.1. Projected Delivery Date; Delivery Date; Commencement Date: Tenant’s Obligations During Construction Period; Term.

(a) Landlord shall tender to Tenant possession of the Premises in the condition specified in the Work Letter with any Landlord Work Substantially Complete no later than December 1, 2013 (the “Projected Delivery Date”). On the date Landlord actually tenders to Tenant possession of the Premises with any Landlord Work Substantially Complete (the “Delivery Date”), all the terms and conditions of the Lease shall apply, and Tenant shall observe and perform all terms and conditions of the Lease, including all that are specified to apply during the Term (for example only, Tenant’s insurance and indemnification obligations), except that during the period (the “Construction Period”) from the Delivery Date until the Commencement Date (defined below), in recognition of Tenant’s construction and installations in, and preparation of, the Premises for the use and occupancy permitted by this Lease: (i) Tenant shall not be obligated to pay Monthly Base Rent, Rent Adjustment Deposits or Rent Adjustments; and (ii) Landlord shall not be obligated to provide services or utilities except if and to the extent expressly provided in Section 4 of the Work Letter. The Term of this Lease shall be as shown in Section 1.01(5) of the Basic Lease Provisions and the Commencement Date of the Term shall be the date which is the later to occur of: (i) July 1, 2014; or (ii) one hundred fifty (150) days after the Delivery Date.

(b) Upon request by Landlord, Tenant and Landlord shall enter into an agreement (the form of which is attached to this Lease as Rider 1) confirming the Commencement Date and the Expiration Date. If Tenant fails to enter into such agreement within ten (10) business days after Landlord’s request enclosing the proposed agreement, then the Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

2.2 Failure to Deliver Possession.

(a) If Landlord shall be unable to give possession of the Premises on the Projected Delivery Date by reason of the following: (i) the holding over or retention of possession of any tenant, tenants or occupants, or (ii) the Landlord Work, if any, is not Substantially Complete, or (iii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances, by operation of Section 2.2 above, the Delivery Date and Commencement Date are automatically adjusted and determined in relation to the date Landlord actually tenders possession of the Premises to Tenant. No such failure to deliver possession on the originally scheduled Projected Delivery Date shall affect the validity of this Lease or the obligations of the Tenant hereunder; provided however that if the Projected Delivery Date is delayed for thirty (30) days (subject to Tenant Delay and Force Majeure) (“First Abatement Commencement Date”), then and in such event Tenant shall receive one (1) day of abatement of Monthly Base Rent for each day from the First Abatement Commencement Date to the date that the Delivery Date occurs and if the Projected Delivery Date is delayed for ninety (90) days (subject to Tenant Delay and Force Majeure) after the First Abatement Commencement Date (“Second Abatement Commencement Date”), then and in such event Tenant shall receive two (2) days of abatement of Monthly Base Rent for each day from the Second Abatement Commencement Date to the date that the Delivery Date occurs. If Rider 2 or the Workletter requires that any Landlord Work or Tenant Work or both be Substantially Complete as an element of determining when the Delivery Date or Commencement Date occurs, then such work shall be deemed Substantially Complete if the delay in achieving actual Substantial Completion shall be due to any Tenant Delay and/or default on the part of Tenant. In the event of any dispute as to whether the applicable work is Substantially Complete, the decision of Landlord’s architect shall be final and binding on the parties.

(b) Notwithstanding any of the foregoing provisions of Subsection (a) above to the contrary, if Landlord has not tendered possession of the Premises on or before the Sunset Date (defined below), then, if Tenant does not elect to receive the rent abatement as provided in Section 2.2(a) above, as Tenant’s sole and exclusive remedy, Tenant shall have the option to terminate this Lease exercisable by giving written notice to Landlord within three (3) business days after the Sunset Date. If Tenant does not timely give notice of its election to terminate this Lease as aforesaid and delivery of possession does not occur on or before the date which is thirty (30) days following the Sunset Date, then Tenant shall again

Rider 2 - Page 1

have such option to terminate this Lease in the manner described above and such date shall constitute the new Sunset Date; it being the intention of the parties that Tenant shall have a recurring termination option after each such thirty (30) day period following the initial Sunset Date if Landlord has not tendered possession by the end of each such thirty (30) day period. As used in this Lease, “Sunset Date” means the initial Sunset Date which is the date that is the sixty (60) days following the later to occur of (A) the date the Lease is properly executed and delivered by Tenant and the date all prepaid rental and insurance certificates required under this Lease are delivered to Landlord, and (B) the Projected Delivery Date and any succeeding new Sunset Dates (at thirty (30) day intervals after the initial Sunset Date), and each such Sunset Date, as applicable, shall be extended by the number of days of delay due to Force Majeure plus the number of days of Tenant Delay, if any. On or before the Sunset Date, if such date includes any period of Force Majeure or Tenant Delay, Landlord shall give Tenant written notice of the resulting calendar date which is the Sunset Date.

SECTION 3. MUST-TAKE EXPANSION.

(a) Tenant shall have the one-time right and obligation (the “Must-Take Expansion”) to lease all (and not less than all) of the Must-Take Space (defined below) in the event that the Must-Take Space becomes “Available” (as Available is defined in Section 5(b) of the Offer Right set forth below). The “Must-Take Space” shall mean the entire eighth floor of the Building, as shown on Exhibit G hereto, which Must-Take Space is conclusively deemed to be 26,870 square feet of Rentable Area and as of the execution of this Lease is part of Suite 800 currently leased to The Regents of the University of California. Notwithstanding any of the foregoing to the contrary, Tenant acknowledges that Landlord has disclosed that as of the date of execution of this Lease, the Must-Take Space is leased for a term that will expire approximately June 30, 2014, and as set forth more fully in Section 5(b) below, Landlord shall have the right at any time to enter into an extension or renewal of such lease, whether or not any such right is set forth in such lease, and to enter into any amendment or modification of such lease; provided, however that, notwithstanding the foregoing, in no event shall Landlord voluntarily enter into an extension of the term of such lease for a period of more than 90 days.

(b) When the Must-Take Space becomes Available, Landlord shall give Tenant written notice (“Landlord’s Must-Take Notice”) that the Must-Take Space is Available and Landlord’s estimate of the projected date such space will be vacant and deliverable to Tenant.

(c) Giving of Landlord’s Must-Take Notice shall thereby create and constitute a binding lease of the Must-Take Space by and to Tenant, upon and subject to the same terms and conditions contained in the Lease, except as follows:

(1) Tenant shall accept the Must-Take Space in its then “AS IS” condition, but broom clean and free of all tenants or occupants, without any obligation of Landlord to repaint, remodel, improve or alter such space for Tenant’s occupancy or to provide Tenant any allowance therefore, except as expressly provided herein. Landlord shall perform the same improvements within the Must-Take Space as listed in the Exhibit B-1 to this Lease and shall provide an allowance to Tenant at the rate set forth in the Work Letter;

(2) Landlord shall deliver the Must-Take Space to Tenant with the Landlord Work Substantially Complete;

(3) upon such delivery (the “Must-Take Delivery Date”), the Must-Take Space shall be part of the Premises under the Lease, such that the term “Premises” in the Lease thereafter shall mean both the space leased immediately prior to such delivery and the Must-Take Space, and shall be leased for the remaining term of the Lease (including any extension pursuant to the Option to Extend);

(4) After the Must-Take Delivery Date, any construction and installations in, and preparation of, the Must-Take Space by Tenant shall be in compliance with the Work Letter.

(5) starting on the date which is the later of: (i) July 1, 2015; or (ii) one hundred fifty (150) days after Must-Take Delivery Date (the “Must-Take Commencement Date”), Tenant shall pay Monthly Base Rent with respect to the Must-Take Space at the same rate then and thereafter applicable for the initial Premises as set forth in Section 1.01 of the Lease (provided that the abated rent shall not apply to the Must-Take Space);

(6) starting on the Must-Take Commencement Date, Tenant’s Share with respect to the Must-Take Space shall be 2.842%;

(7) starting on the Must-Take Commencement Date, with respect to the Must-Take Space Tenant shall additionally pay Tenant’s Share of Operating Expenses and Taxes, or increases therein, as applicable under the Lease, with Tenant’s Share recalculated to reflect addition of the Must-Take Space;

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(8) starting on such Must-Take Commencement Date, Tenant shall additionally pay other charges payable by Tenant for utilities and otherwise with respect to the Must-Take Space;

(9) the number of unreserved parking spaces rented to Tenant shall increase at the rate of one (1) space per six thousand (6,000) square feet of Rentable Area, with the rental rate at Landlord’s then-posted rate which rate shall be subject to increase from time to time by operator.

(d) If the Must Take Delivery Date has not occurred on or before February 15, 2015, (subject to Tenant Delay and Force Majeure) (Expansion Abatement Date”), then and in such event, Landlord shall not be subject to any liability by reason of the Must Take Delivery Date not occuring on said date and no such failure shall affect the validity of this Lease or the obligations of the Tenant hereunder; provided however that Tenant shall receive one (1) day of abatement of Monthly Base Rent for each day from the Expansion Abatement Date to and including the Must Take Delivery Date.

(e) Promptly after giving Landlord’s Must-Take Notice, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the lease of the subject Must-Take Space in accordance with the terms and conditions of this Must-Take Expansion, in the form of an amendment to the Lease, and Tenant shall execute such amendment within ten (10) business days after Landlord and Tenant agree to the form of the proposed amendment and Landlord shall execute it promptly after Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the lease of the Must-Take Space in accordance with the terms and conditions of this Must-Take Expansion.

(f) Right Personal. The Hold Option is personal to Xoom and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any other person or entity except an Affiliate that satisfies the terms and conditions of Section 10.01(e) of the Lease.

SECTION 4. OPTION TO EXTEND.

(a) Landlord hereby grants Tenant a single option to extend the Term of the Lease for an additional period of five (5) years (such period may be referred to as the “Option Term”), as to the entire Premises as it then exists, upon and subject to the terms and conditions of this Section (the “Option To Extend”), and provided that at the time of exercise of such option (and each Option, if more than one Option is granted): (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of not less than two (2) floors of the Premises; and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease.

(b) Tenant’s election (the “Election Notice”) to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is fifteen (15) months prior to the Expiration Date and no later than the date which is twelve (12) months prior to the Expiration Date. If Tenant either fails or elects not to exercise the Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void, including, if more than one Option is granted, the then applicable Option to Extend and all further Options to Extend.

(c) The Option Term (and each Option Term, if more than one Option is granted) shall commence immediately after the expiration of the preceding Term of the Lease. Tenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that: (i) Tenant shall pay the “Option Term Rent”, defined and determined in the manner set forth in the immediately following Subsection; (ii) the Security shall be increased to an amount that is the same percentage or proportion of Option Term Rent as the prior amount of Security was in relation to Rent for the Term prior to the Option Term; and (iii) Tenant shall accept the Premises in its “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor, except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Fair Market Rental Rate defined in Exhibit D hereto, provided, however, Landlord by notice given to Tenant within thirty (30) days after final determination of the Fair Market Rental Rate, may elect to provide, in lieu of such allowance for alterations to the Premises, a rent credit equal to the amount of the allowance that would have otherwise been given, credited toward the rents applicable only to the Premises and due starting after such rent obligation commences. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the preceding Term as extended by the Option Term unless the context clearly requires otherwise.

(d) The Option Term Rent shall mean the sum of the Monthly Base Rent at the Fair Market Rental Rate (as defined in Exhibit D) plus Rent Adjustments and/or certain Operating Expenses (if applicable, based upon a step-up to change the base year or base amount for calculation of Operating Expenses in connection with determination of the Fair Market Rental Rate) plus other charges pursuant to the Lease payable to Landlord. The determination of Fair Market Rental Rate and Option Term Rent shall be made by Landlord, in the good faith exercise of Landlord’s business judgment. Within forty-five (45) days after Tenant’s exercise of the Option To Extend, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental Rate and Option Term Rent for the Premises. Tenant may, within

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fifteen (15) business days after receipt thereof, deliver to Landlord a written notice either: (i) accepting Landlord’s determination, in which case the extension shall be effective and binding (subject to Subsection (f) below) at the accepted rate; or (ii) setting forth Tenant’s good faith estimate, in which case Landlord and Tenant will promptly confer and attempt to agree upon the Fair Market Rental Rate and Option Term Rent. Tenant’s failure to timely deliver such notice within such fifteen (15) day period shall be deemed its election under (i) in the immediately preceding sentence. In the event Tenant has delivered notice setting forth Tenant’s different estimate, but no agreement in writing between Tenant and Landlord on Fair Market Rental Rate and Option Term Rent is reached within thirty (30) days after Landlord’s receipt of Tenant’s estimate, the Fair Market Rental Rate shall be determined in accordance with the terms of Exhibit D. To the extent that Tenant pays directly the utility or service provider for utilities or services which Tenant is to obtain directly pursuant to the Lease, Tenant shall continue to pay such amounts, but such amounts shall not be counted as part of the Fair Market Rental Rate as used herein.

(e) Promptly after final determination of the Fair Market Rental Rate, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend, in the form of an amendment to the Lease, and Tenant shall execute such amendment within fifteen (15) business days after Landlord and Tenant agree to the form of the proposed amendment and Landlord shall execute it promptly after Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend.

(f) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, whereupon any prior or subsequent exercise of this Option to Extend shall be of no force or effect:

(i) Tenant’s failure to timely exercise or timely to perform the Option to Extend in strict accordance with the provisions of this Section.

(ii) The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of a Default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a Default.

(iii) Tenant’s third monetary Default with a value of $25,000 or more under the Lease within thirty-six (36) months prior to the commencement of the Option Term, notwithstanding that all such Defaults may subsequently be cured.

(g) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

(h) This Option to Extend is personal to Xoom and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any other person or entity except an Affiliate that satisfies the terms and conditions of Section 10.01(e) of the Lease.

SECTION 5. OFFER RIGHT.

(a) Landlord hereby grants Tenant an on-going right of first offer to lease the Offer Space (defined below) if and to the extent such space is Available (defined below) during the period beginning on the date of execution of this Lease and expiring twenty-four (24) months prior to the Expiration Date of the Term (the “Offer Period”), upon and subject to the terms and conditions of this Section (the “Offer Right”), and provided that at the time of exercise of such right: (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of not less than two (2) floors of the Premises; and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease.

(b) “Offer Space” shall mean the leasable space on the floors of the Building that is contiguous to the Premises. The term “Available” shall mean that the space in question is either: (1) vacant and free and clear of all “Prior Rights” (defined below); or (2) space as to which Landlord has received a proposal, or Landlord is making a proposal, for a lease or rights of any nature applicable in the future when such space would be free and clear of all Prior Rights. The term “Prior Rights” shall mean rights of other parties, including without limitation, a lease, lease option, or option or other right of extension, renewal, expansion, refusal, negotiation or other right, either: (i) pursuant to any lease or written agreement which is entered into on or before the beginning of the Offer Period; or (ii) pursuant to any extensions or renewal of any of the foregoing, whether or not set forth in such lease or written agreement, and Landlord shall be free at any time to enter such extension or renewal; or (iii) pursuant to any amendment or modification of any of the foregoing, and Landlord shall be free at any time to enter such amendment or modification.

(c) Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of the Offer Space, but during the Offer Period before Landlord makes any written proposal to any other party (other than a party

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with Prior Rights) for any Offer Space which becomes Available (including giving a written response to any proposal or offer received from another party), or contemporaneously with making any such proposal, and in any event within thirty (30) days after such space becomes vacant and free and clear of all “Prior Rights”, Landlord shall give Tenant written notice (“Landlord’s Notice”), which notice identifies the space Available, its rentable area, Landlord’s estimate of the projected date such space will be vacant and deliverable to Tenant, Landlord’s estimate of the applicable Fair Market Rental Rate, as defined in Exhibit D hereto (“Landlord’s Estimate”), and if applicable, base year or base amount (if different from that for the rest of the Premises) with respect to Operating Expenses. For the period of ten (10) business days after Landlord gives Landlord’s Notice (the “Election Notice Period”), Tenant shall have the right to give Landlord irrevocable written notice (“Election Notice”) of Tenant’s election to lease all (and not less than all) the Offer Space identified in Landlord’s Notice.

(d) In the event Tenant duly and timely delivers its Election Notice to Landlord, such exercise shall thereby create and constitute a binding lease of the Offer Space by and to Tenant, subject to suspension or termination of such right pursuant to Subsection (h) below, upon and subject to the same terms and conditions contained in the Lease as follows (except as otherwise expressly set forth in the Landlord’s Notice): (i) Tenant shall accept the Offer Space in its then “AS IS” condition, but broom clean and free of all tenants or occupants, without any obligation of Landlord to repaint, remodel, improve or alter such space for Tenant’s occupancy or to provide Tenant any allowance therefor except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Fair Market Rental Rate, provided, however, Landlord, by notice given to Tenant within thirty (30) days after receipt of Tenant’s Election Notice, may elect to provide, in lieu of such allowance for alterations to the Offer Space, a rent credit equal to the amount of the allowance that would have otherwise been given, credited toward the rents applicable only to the Offer Space and due starting after such rent obligation commences; (ii) Landlord shall deliver the Offer Space to Tenant no later than thirty (30) days after the later of the date on which Landlord regains possession of such space or the date on which Landlord receives Tenant’s Election Notice. Upon such delivery, the Offer Space shall be part of the Premises under the Lease, such that the term “Premises” in the Lease thereafter shall mean both the space leased immediately prior to such delivery and the Offer Space, and shall be leased for the remaining term of the Lease (including any extension pursuant to the Option to Extend) Starting on such delivery date, with respect to the Offer Space Tenant shall pay Monthly Base Rent equal to the Fair Market Rental Rate, with Fair Market Rental Rate defined and determined as set forth herein and in Exhibit D andTenant shall additionally pay Tenant’s Share of Operating Expenses or increases in Operating Expenses, as applicable under the Lease, with Tenant’s Share recalculated to reflect addition of the Offer Space, or with a separate Tenant’s Share for the Offer Space if the Lease provides for a base year or base amount for calculation of Operating Expenses and if the base year or base amount for the Offer Space is different from that for the rest of the Premises Starting on such delivery date, (i) Tenant shall additionally pay other charges payable by Tenant for utilities and otherwise with respect to the Offer Space; (ii) the number of unreserved parking spaces rented to Tenant shall increase at the rate of one (1) spaces per six thousand (6,000) square feet of Usable Area, with the rental rate at Landlord’s then-posted rate with increases as provided in the Lease; and (iii) the Security shall be increased to an amount that is the same percentage or proportion of Rent (after including Rent for the Offer Space) as the prior amount of Security was in relation to prior Rent.

(e) Landlord’s Estimate set forth in Landlord’s Notice shall be conclusive and binding as the Monthly Base Rent payable for the Offer Space in Landlord’s Notice unless Tenant notifies Landlord in Tenant’s Election Notice that Tenant elects to lease the subject Offer Space but disputes Landlord’s Estimate and specifies in detail the reasons therefor and states Tenant’s good faith estimate of the Fair Market Rental Rate. If the dispute is not resolved within ten (10) business days after Landlord receives Tenant’s Election Notice as described above, then the Fair Market Rental Rate shall be determined in accordance with the terms of Exhibit D.

(f) Promptly after final determination of the Fair Market Rental Rate, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the lease of the subject Offer Space in accordance with the terms and conditions of this Offer Right, in the form of an amendment to the Lease. Tenant shall execute such amendment within fifteen (15) business days after receipt of the proposed amendment and Landlord shall execute it promptly after Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the lease of the Offer Space in accordance with the terms and conditions of this Offer Right.

(g) If Tenant either fails or elects not to exercise its Offer Right as to the Offer Space covered by Landlord’s Notice by not giving its Election Notice within the Election Notice Period, then Tenant’s Offer Right shall not apply for twelve (12) months thereafter to the extent of the space covered by Landlord’s Notice and Landlord shall be free to lease such space and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Offer Right, and if upon expiration of such twelve (12) month period Landlord has not executed any lease or written agreement with respect to the applicable Offer Space, the procedure set forth above shall be repeated. Further, if Landlord executes with any third party or parties any new leases or written agreements permissible under this Section for any Offer Space covered by Landlord’s Notice, the determination of whether or not such space again becomes Available so as again to be subject to Tenant’s rights hereunder shall be made by applying the standards set forth above in Subsection (b) as to such new leases or written agreements in the same manner as if they had been entered into prior to the Offer Period.

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(h) During any period that Tenant does not occupy at least two (2) floors of the Premises or that there is an uncured default by Tenant under the Lease after receipt of written notice and the expiration of any applicable cure period, the Offer Right shall not apply and shall be ineffective and suspended, and Landlord shall not be obligated to give a Landlord’s Notice as to any space which becomes Available during such suspension period, and Landlord shall not be obligated to negotiate (or enter any amendment) with respect to any Offer Space which was the subject of a pending Landlord’s Notice for which an amendment has not been fully executed, and during such suspension period Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Offer Right. The Offer Right shall terminate upon any of the following: (1) the termination of the Lease upon the occurrence of a Tenant default or otherwise; (2) Landlord’s recovery of possession of the Premises upon the occurrence of a Tenant default or otherwise; (3) rejection of the Lease in any bankruptcy proceeding; or (4) the failure of Tenant timely to exercise, give any notices, perform or agree, within any applicable time period specified above, with respect to any Offer Space which was the subject of any Landlord’s Notice.

(i) The Offer Right is personal to Xoom and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any other person or entity except an Affiliate that satisfies the terms and conditions of Section 10.01(e) of the Lease.

SECTION 6. TERMINATION OPTION.

(a) Grant of Option; Exercise; Early Termination Date. Landlord hereby grants Tenant the option (the “Termination Option”) to advance the Expiration Date of the Term as to the entire Premises then existing, and not less than the entire Premises, upon and subject to all of the terms, covenants and conditions set forth below. This Termination Option shall be exercisable only by written notice (“Termination Notice”) given by Tenant to Landlord no later than the last day of the eighty-fourth (84th) month of the Term and no earlier than the last day of the eighty-first (81st) month of the Term. Provided that such notice is duly given and all the terms, covenants and conditions of this Termination Option are satisfied and performed, the Termination Option shall advance the Expiration Date of the Term to the date which is the end of the ninety-sixth (96th) month of the Term (the “Early Termination Date”).

(b) Termination Fee. Tenant shall pay Landlord the Termination Fee (defined below) in immediately available funds and without any deduction or offset whatsoever. The Termination Fee is the amount which the parties have negotiated and agreed upon as a fee or compensation which is intended as their fair estimate of losses and damages which are difficult to calculate and which Landlord is likely to sustain due to the corresponding advance of the Expiration Date, including the unamortized portion of any concessions, commissions, allowances and other expenses incurred by Landlord in connection with the Premises leased by Tenant under the Lease, and Landlord’s loss of future rent in connection therewith. Such amount shall be Landlord’s earned fee and liquidated damages for such estimated losses and damages, whether such losses and damages in fact are greater or less than the applicable amount of the Termination Fee. The Termination Fee shall mean and consist of the following:

(i) the amount equal to the sum of three (3) months of Monthly Base Rent and Rent Adjustment Deposits at the rate that would have been applicable during months ninety-six (96) through and including ninety-eight (98) of the Term; plus

(ii) the amount equal to the unamortized portion as of the Early Termination Date of the “Transactional Costs” (as defined below) plus interest at the rate of seven percent (7%) per annum, amortized on a straight line basis: (1) over the Term with respect to Transactional Costs applicable to the initial Premises, and (2) over the Term remaining if and when space is added to the Premises after the Execution Date with respect to Transactional Costs applicable to such space. As used herein, “Transactional Costs” means all costs paid or incurred by Landlord with respect to the Premises (both the initial Premises and any space added after the Execution Date) for leasing commissions, any allowance provided by Landlord to Tenant and any construction costs paid or incurred by Landlord for improvements or alterations A schedule of the Transactional Costs setting forth those applicable to the initial Premises is shown on Exhibit F to this Lease.

(c) Conditions Precedent. Upon the occurrence of any of the following events, this Termination Option shall not be available and shall automatically terminate without notice and cease to be of any force or effect:

(i) Tenant’s failure to give notice of exercise of the Termination Option or failure to pay Landlord the full amount of the Termination Fee in accordance with this Termination Option.

(ii) The existence at the time of exercise of the Termination Option or on or prior to the Early Termination Date of an uncured Default by Tenant under the Lease.

In any of such events, Landlord shall have available all rights and remedies provided under the Lease without being limited in any way by the Termination Option. Further, in the event there exists an uncured Default by Tenant under the Lease for any reason whatsoever prior to or after the exercise or purported exercise of the Termination Option, Landlord shall have available all rights and remedies provided under the Lease without being limited in any way by the Termination Option.

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(d) Obligations Until Early Termination Date; Proration. All of the terms, covenants and conditions of the Lease shall remain in full force and effect with respect to the Premises through the Early Termination Date, except as otherwise provided in this Termination Option. In addition to payment of the Termination Fee, Tenant shall continue to pay all rents and charges (including utilities), including, without limitation, Monthly Base Rent, Tenant’s Share of Operating Expenses and Taxes, and other charges as they become due and payable under the Lease for the Premises through and including the Early Termination Date. Such rents and charges shall be prorated, billed and payable as provided under the Lease, in the same manner as if the Early Termination Date was the regularly scheduled Expiration Date of the Term. No later than 11:59 p.m. on the Early Termination Date, Tenant shall vacate and deliver to Landlord exclusive possession of the Premises pursuant to the same provisions and requirements of the Lease that apply upon the Expiration Date or Termination Date.

(e) Certain Changes in Lease After Exercise. Upon and after Tenant’s exercise of the Termination Option, all of the terms, covenants and conditions of the Lease shall continue to apply except the Negotiation Right and the Option to Extend shall no longer be available, shall automatically terminate without notice and shall be of no further force or effect.

(f) Holding Over. In the event that Tenant fails to vacate and deliver exclusive possession of the Premises to Landlord by the Early Termination Date as required under this Termination Option, then such holding over as to the Premises shall be upon and subject to all the terms, covenants and conditions of the Lease applicable to a holding over, including, without limitation, Article Thirteen of the Lease.

(g) No Release. Notwithstanding any provision of the foregoing to the contrary, neither the grant of this Termination Option nor the acceptance by Landlord of the surrender of the Premises shall in any way:

(i) be deemed to excuse or release Tenant from any obligation or liability with respect to the Premises (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease by Tenant) which obligation or liability: (x) first arises on or prior to the date on which Tenant delivers to Landlord possession of the Premises; or (y) arises out of or is incurred in connection with events or other matters which took place on or prior to such date, or

(ii) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.

(h) Option Personal. The Termination Option is personal to Xoom and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any other person or entity except an Affiliate that satisfies the terms and conditions of Section 10.01(e) of the Lease.

SECTION 7 ANTENNA RIGHTS AND RISER RIGHTS

Concurrently with the execution of this Lease, Landlord and Tenant are entering into that certain Communications License Agreement dated as of the Date of Lease.

SECTION 8 BICYCLE PARKING

At no cost to Tenant and subject to Building rules regulating such facility, Tenant may use the Building’s bicycle parking facility 24 hours per day on a first come-first served basis. Bicycle storage and overnight parking are prohibited.

SECTION 9 STORAGE

Concurrently with the execution of this Lease, Landlord and Tenant are entering into that certain Storage License Agreement dated as of the Date of Lease.

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